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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Hibbett Sports, Inc.
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______________________________________________

Notice of Annual Meeting
and
Proxy Statement
______________________________________________

2021 Annual Meeting of Stockholders
Wednesday, May 26, 2021 at 11:00 a.m. CDT

Location: Virtually via the Internet at www.meetingcenter.io/272059526

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HIBBETT SPORTS, INC.
2700 Milan Court, Birmingham, Alabama 35211

April 16, 2021

Dear Fellow Stockholders:

On behalf of the Board of Directors and the management of Hibbett Sports, Inc., it is my pleasure to invite you to the 2021 Annual Meeting of Stockholders. In light of ongoing public health concerns regarding the COVID-19 pandemic, the Board of Directors has determined that it is prudent that this year’s Annual Meeting be held in a virtual-only format. The Annual Meeting will be held on May 26, 2021, beginning at 11:00 a.m. (Central Time) via a live webcast at www.meetingcenter.io/272059526, where you will be able to vote electronically and submit questions during the Annual Meeting.

Watching the Hibbett team navigate this past year made me proud to be a Hibbett stockholder. From the onset of the COVID-19 pandemic, your Board of Directors, senior management and the entire Hibbett team responded to every challenge with a focus that delivered a record year. The team’s judicious and skillful management of this crisis has allowed us to begin Fiscal 2022 with strong momentum and in a solid financial position.

In addition to the challenging business environment resulting from the COVID-19 pandemic, there was a renewed focus on important social issues. Even as both these events continue on personal and professional levels, we are taking action to be part of the solution in our neighborhoods which includes:
•Continuing to be proactive in protecting the health and safety of our team members and customers and requiring all store locations, our store support center and logistics facility to follow prescribed safety guidelines; and
•Recognizing the challenges facing our society related to important social issues. The Sole School initiative has been launched and over 80 high schools will be involved. The program includes product and monetary donations and is closely linked to high school athletics. Given the current COVID-19 environment, we have partnered with these selected schools to develop a virtual engagement plan that protects the safety of the communities which began in November 2020. A full rollout of the program is expected in Fiscal 2022 to align with the spring sports season.

The following pages contain the Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the specific business to be considered and voted upon at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, I strongly encourage you to vote as soon as possible to ensure that your shares are represented. The accompanying Proxy Statement explains more about voting.

Thank you for your continued support.

Sincerely,

Michael E. Longo
President and Chief Executive Officer
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HIBBETT SPORTS, INC.
2700 Milan Court, Birmingham, Alabama 35211

Notice of 2021 Annual Meeting of Stockholders

To the Stockholders of Hibbett Sports, Inc.:

The 2021 Annual Meeting of Stockholders (Annual Meeting) of Hibbett Sports, Inc., will be held at 11:00 a.m., Central Time, on Wednesday, May 26, 2021. The Annual Meeting will be held in virtual format and conducted via a live webcast at www.meetingcenter.io/272059526 for the purpose of voting on the following matters:

1.To elect four (4) Class I Directors nominated by the board to serve three-year terms ending at the 2024 Annual Meeting of Stockholders;
2.To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for Fiscal 2022;
3.To approve, by non-binding advisory vote, the compensation of our named executive officers; and
4.To transact any other business properly brought before the meeting for any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote “FOR” all the nominees listed in Proposal Number 1 and “FOR” Proposal Numbers 2 and 3. The proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on March 22, 2021, will be entitled to vote at the Annual Meeting. Please note that brokers may not vote your shares on the election of directors or the advisory vote on executive compensation in absence of your specific instructions as to how to vote.

The Securities and Exchange Commission (SEC) rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to take advantage of these rules and believe that they reduce the cost of delivery, provide greater flexibility to our stockholder, and lessen the environmental impact of our Annual Meeting. This Proxy Statement and our Annual Report are available on our website at hibbett.com under “Investor Relations.” Additionally, and in accordance with SEC rules, you may access our proxy materials at www.envisionreports.com/hibb which does not utilize “cookies” that identify visitors to the site.

Whether or not you expect to attend the Annual Meeting via a live webcast at www.meetingcenter.io/272059526, it is important that you vote as soon as possible to ensure that your shares are represented. If you attend the Annual Meeting and wish to change your vote, you can do so by attending and voting at the virtual Annual Meeting.

By Order of the Board of Directors,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2021: The Company’s Proxy Statement and Annual Report to stockholders for the fiscal year ended January 30, 2021 are available at hibbett.com under “Investor Relations”.
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PROXY STATEMENT SUMMARY
____________________

The Board of Directors (the Board) of Hibbett Sports, Inc. (the Company) is soliciting your proxy to vote at the Company’s 2021 Annual Meeting of Stockholders (the Annual Meeting), or at any adjournment or postponement of the Annual Meeting. To assist you in your review of this proxy statement (Proxy Statement), we have provided a summary of certain information relating to the items to be voted on at the Annual Meeting in this section. For additional information about these topics, please review this Proxy Statement in full and the Company’s Annual Report on Form 10-K for Fiscal 2021, which was filed with the Securities and Exchange Commission (SEC) on April 7, 2021 (the Annual Report).

We operate on a 52- or 53-week fiscal year ending on the Saturday nearest to January 31 of each year. The consolidated statements of operations for Fiscal 2021, Fiscal 2020 and Fiscal 2019 all included 52 weeks of operations.

This Proxy Statement and the form of proxy were made available to stockholders on or about April 16, 2021. The Annual Report is being made available with this Proxy Statement. The Annual Report is not part of the proxy solicitation materials.

Fiscal 2021 Business Performance

Key Financial Results

Net Sales

Net sales increased $235.4 million, or 19.9%, to $1.42 billion in Fiscal 2021 from $1.18 billion in Fiscal 2020 and comparable store sales for Fiscal 2021 increased 22.2% compared to Fiscal 2020.

Gross Margin

Gross margin was $504.5 million, or 35.5% of net sales, for Fiscal 2021 compared to $383.5 million, or 32.4% of net sales, for Fiscal 2020. Excluding inventory reserve adjustments in the current year and costs associated with the acquisition and integration of City Gear, LLC (City Gear), the COVID-19 pandemic and our strategic realignment plan, gross margin was $507.5 million, or 35.8% of net sales, for Fiscal 2021 compared to $383.3 million, or 32.4% of net sales, for Fiscal 2020. (See Appendix A for a reconciliation of non-GAAP measures.)

SG&A

Store operating, selling and administrative (SG&A) expenses, including goodwill impairment, were $376.5 million, or 26.5% of net sales, for Fiscal 2021 compared to 318.0 million, or 26.9% of net sales, for Fiscal 2020. Excluding non-GAAP adjustments, SG&A expenses were $336.5 million, or 23.7% of net sales, for Fiscal 2021 compared to $295.5 million, or 25.2% of net sales, for Fiscal 2020. (See Appendix A for a reconciliation of non-GAAP measures.)

Net Income

Net income for Fiscal 2021 was $74.3 million ($4.36 per diluted share) compared to $27.3 million ($1.52 per diluted share) for Fiscal 2020. Excluding costs associated with the acquisition and integration of City Gear, the COVID-19 pandemic and our strategic realignment plan, net income was $104.3 million ($6.12 per diluted share) for Fiscal 2021 compared to $41.9 million ($2.33 per diluted share) for Fiscal 2020. (See Appendix A for a reconciliation of non-GAAP measures.)

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E-Commerce

E-commerce sales increased 92.1% and represented 16.7% of total net sales in Fiscal 2021 compared to 10.4% of total net sales in Fiscal 2020.

Fiscal 2021 Named Executive Officers

The Compensation Discussion and Analysis included in this Proxy Statement focuses on the compensation of our named executive officers (our “NEOs”) for Fiscal 2021, who are listed below:

Named Executive Officer	Title
Michael E. Longo	President and Chief Executive Officer
Robert J. Volke(1)	Senior Vice President and Chief Financial Officer
Scott R. Humphrey(2)	Former Interim Chief Financial Officer
Jared S. Briskin	Senior Vice President and Chief Merchant
William G. Quinn	Senior Vice President Digital Commerce
Ronald P. Blahnik	Senior Vice President and Chief Information Officer
Cathy E. Pryor(3)	Former Senior Vice President of Operations

(1) Mr. Volke was appointed our Senior Vice President of Accounting and Finance, effective April 13, 2020, and as our Chief Financial Officer effective April 17, 2020.
(2) Mr. Humphrey served as our Interim Chief Financial Officer through April 17, 2020.
(3) Ms. Pryor served as our Senior Vice President of Operations through April 1, 2020.

Fiscal 2021 Compensation Highlights

COVID-19 Impacts to Fiscal 2021 Incentive Compensation and Equity Awards

The Compensation Committee believes that a majority of the total compensation opportunity for executives should be variable or at risk with the majority allocated to cash bonuses and equity awards that are contingent on the achievement of predetermined performance measures in order to align compensation with the interests of stockholders. Performance measures for management are based on Company-wide targets, with a greater emphasis for more senior personnel.

Our Compensation Committee has historically based the performance-incentive program (including cash incentive and equity) for our executive officers on Company metrics, which over the last several years has been ROIC and EBIT. These decisions are typically finalized at its March meeting. For Fiscal 2021, the Compensation Committee again based the short-term cash incentive on EBIT for Fiscal 2021. However, due to the macroeconomic environment and unprecedented disruption caused by the onset of the COVID-19 pandemic, the resulting significant global market decline, and its initial effect on the value of our common stock, the Compensation Committee decided to make adjustments to the compensation structure for Fiscal 2021 by awarding solely service-based awards to our executives, with no performance criteria. In considering overall workforce retention and the immeasurable effects of the COVID-19 pandemic, the Compensation Committee determined it was important to award equity to executive officers and eligible team members recognizing that all were working under unprecedented conditions while protecting against unintended windfalls.

This varied from the historical practice of awarding equity based on a specific value that was determined based on the price of our common stock on the date of grant, in a mix of performance-based and service-based awards for our executive officers. The Compensation Committee reasoned that the depressed price of our common stock at the time of grant could yield an unintended windfall to our executive officers. The Compensation Committee believed that under the economic environment at the onset of the COVID-19 pandemic, all our team members were faced with
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unmitigated uncertainties and working conditions to keep our business on track towards our strategic goals for Fiscal 2021 and beyond.

The primary objectives of our executive compensation program in Fiscal 2021 were to provide compensation that:
•attracts and retains highly qualified executive officers and motivates them to deliver a consistently high level of performance;
•aligns the economic interests of our executive officers with those of our stockholders by placing a portion of their compensation at risk through performance goals that, if achieved, are expected to increase total stockholder return;
•rewards performance that emphasizes teamwork among executive officers that supports healthy Company growth and supports the Company’s values by promoting a culture of integrity, business ethics and customer service; and
•rewards execution of short-term and long-term strategic initiatives.

We believe the compensation earned by our NEOs reflect our financial results in Fiscal 2021, particularly their variable or at risk compensation. The performance and pay results are strong indicators that our business strategy and compensation philosophies are appropriately synchronized.

In Fiscal 2021, the Compensation Committee structured the total compensation program for executives to consist of:
•base salary,
•performance-based cash bonus,
•service-based equity awards, and
•certain other benefits discussed in more detail later in this document.

Apart from the changes mentioned above for Fiscal 2021 as a result of the impacts of the COVID-19 pandemic, our compensation program has been consistently applied by the Compensation Committee for several years.

Board Governance Summary

We believe good corporate governance practices begin with a diverse, highly qualified and engaged Board. In the last five years, we have added six new directors resulting in a Board with broad skill sets and backgrounds. Board refreshment and effectiveness is a product of consistent and thorough Board and Committee self-assessment processes, which includes anonymous and confidential feedback on topics such as the effectiveness of Board/Committee materials, Board/Committee composition and structure and Board meeting conduct and culture.

We recognize the strategic importance of Board diversity and strive to achieve an overall balance of diversity of perspectives, backgrounds and experiences relevant to our overall strategic philosophy when selecting Board nominees. By viewing diversity broadly, it allows us to factor criteria such as areas of functional, leadership and job experiences and educational background with intangible factors such as integrity, judgment and the ability of the nominee to devote adequate time to our Board over a sustained period. We continually assess our composition to be sure we have the right diversity of thought, experience, attributes and background to support our long-term strategic initiatives.

GOVERNANCE HIGHLIGHTS
Board Independence	▪	All of our Directors, except for our CEO, are independent, which includes an independent Chairman of the Board and Committees comprised entirely of independent Directors.

	▪	Our independent Directors have an opportunity to meet in executive session at each meeting and do so on a regular basis.

Director Elections	▪	The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of each Director.

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Board and Committee Meetings	▪	Each of our Directors averaged greater than 90% attendance of all Board meetings and applicable Committee meetings.

Board and Committee Evaluations	▪	The Board and each Committee conduct a comprehensive self-evaluation each year to identify potential areas of improvement.

Corporate Strategy	▪	At least once per year, the Board and management engage in an in-depth discussion and align on the Company’s long-term corporate strategy. The strategy is revisited regularly during Board and Committee meetings.

	▪	In addition, the Board utilizes a strategy sub-committee that meets at least once each quarter with management and met 14 times in Fiscal 2021 as a result of the COVID-19 pandemic.
Succession Planning	▪	The Board reviews and discusses succession plans for executives and key contributors at least annually.

Environmental, Social and Governance Initiatives	▪	We recognize the importance of environmental, social and governance (ESG) issues and strive to be a responsible corporate citizen by promoting business practices that benefit all of our stakeholders.

Proposals to be Voted on and Voting Recommendations

Proposal	Voting Recommendation	Page Reference (for more detail)
Election of Class I Directors (Proposal Number 1)	FOR	15
Ratification of Ernst & Young LLP (E&Y) as the Company’s independent registered public accounting firm for Fiscal 2022 (Proposal Number 2)	FOR	74
Advisory vote to approve executive compensation (say-on-pay) (Proposal Number 3)	FOR	75

Director Nominees

The following table provides summary information about our Class I Director nominees. The Class I Directors will be elected to each serve a three-year term that will expire at the Company’s 2024 Annual Meeting of Stockholders.

Nominee	Age	Director Since	Select Professional Experience	Independent	Current Board Committees	Select Skills/ Qualifications
Terrance G. Finley	67	2008	Mr. Finley is currently President and Chief Executive Officer of Books-A-Million, Inc., where he has worked as President and Chief Operating Officer, Executive Vice President – Chief Merchandising Officer and in various positions within the merchandising group since 1993. His current responsibilities include all the company’s store operations, merchandising, marketing, publishing, import and Internet activities. A veteran of the book industry for over 40 years, Mr. Finley has led several of Books-A-Million’s business units, including the launching of its e-commerce effort.	Yes	Compensation Nominating and Corporate Governance	Mr. Finley’s strong experience in retail store operations, merchandising and marketing are complimentary to the operations of our Company.
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Dorlisa K. Flur	56	2019
Ms. Flur is currently an independent senior advisor and was previously Chief Strategy and Transformation Officer at Southeastern Grocers, Inc. from 2016 until July 2018. From 2013 to 2016, Ms. Flur was Executive Vice President, Omni-channel at Belk, Inc. Prior to Belk, Ms. Flur held several executive and strategic leadership roles at Family Dollar Stores, Inc. from 2004 to 2012, rising to Vice Chair, Strategy and Chief Administrative Officer. Earlier in her career, she honed her strategic skill set with 16 years at McKinsey and Company, Inc. where she was the first female partner elected in the Southeast and also co-led the Charlotte office. Additionally, she serves on the Board of Directors of Sally Beauty Holdings, Inc. and serves on their Nominating, Governance and Corporate Responsibility Committee and Compensation and Talent Committee.
				Yes	Audit Nominating and Corporate Governance	Ms. Flur brings a skill set to our Board through her McKinsey background and C-level positions, having managed nearly every line-operating function at several public and private retail companies with geographic dispersion and a varied customer base.
Michael E. Longo	59	2019	Mr. Longo joined the Company as Chief Executive Officer and President in December 2019. Formerly, he served as Chief Executive Officer for Memphis-based City Gear, LLC, where he oversaw the successful sale of the company in 2018 to Hibbett Sports. Prior to City Gear, he worked in positions of increasing responsibility and leadership with AutoZone, Inc. starting as a Vice President of Supply Chain in 1996 to Executive Vice President of Supply Chain, IT, Development, Mexico in 2005.	No	N/A	Mr. Longo’s strong retail, digital and supply chain experience in senior leadership roles, as well as public board membership, provide important strategic focus to the Company.
Lorna E. Nagler	64	2019
Ms. Nagler brings close to 40 years of experience in the retail industry and served as President of Bealls Department Stores, Inc. from January 2011 to February 2016. Prior to that time, she served as President and CEO of Christopher & Banks Corporation from 2007 to 2010. From 2002 to 2007, she served in several leadership roles at Charming Shoppes, including President of Lane Bryant and President of Catherine Stores. She also held merchandising leadership roles at Kmart Corporation and Kids “R” Us between 1994 and 2001. Additionally, Ms. Nagler currently serves on the Board of Directors of Ulta Beauty, a Fortune 500 Company, since 2009, where she sits on the Compensation and Nominating and Corporate Governance committees and formerly served on the Board of Directors of Christopher & Banks Corporation as a member of their Audit, Compensation and Governance committees.
				Yes	Compensation	Ms. Nagler provides considerable expertise on strategic, management and operational issues facing a multi-state retailer.

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Forward-Looking Statements
This Proxy Statement, including the CEO letter to fellow stockholders, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include any statement that does not directly relate to any historical or current fact and are based on current expectations and assumptions, which may not prove to be accurate. Forward-looking statements are not guarantees and are subject to risks, uncertainties, changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company’s control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. The Company describes risks and uncertainties that could cause actual results and events to differ materially in “Risk Factors,” “Quantitative and Qualitative Disclosures About Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Forms 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING, THESE MATERIALS AND VOTING

What is included in these proxy materials? These materials include the Notice of Annual Meeting and Proxy Statement (Notice) and the Annual Report, which contains the Company’s consolidated financial statements.

Why did I receive a Notice of Internet Availability of Proxy Materials but no proxy materials? In light of the impact of the ongoing COVID-19 pandemic, we are furnishing proxy materials to our stockholders primarily over the Internet under the SEC’s notice and access rules instead of mailing full sets of the printed materials. Additionally, we believe that these rules reduce the costs of delivery, provide greater flexibility to our stockholders, and lessen the environmental impact of our Annual Meeting. On or about April 16, 2021, we started mailing a Notice of Internet Availability of Proxy Materials (the Hibbett Notice) to most of our stockholders in the United States. The Hibbett Notice contains instructions on how to access and read this Proxy Statement and our Annual Report on the Internet and how to vote online. If you received a Hibbett Notice by mail, you will not receive paper copies of the proxy materials in the mail, unless you request them. If you received a Hibbett Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Hibbett Notice for requesting the materials, and we will promptly mail the materials to you.

How can I attend the Annual Meeting? The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by a live webcast. No physical meeting will be held. You are entitled to attend the Annual Meeting only if you were a stockholder of the Company as of the close of business on March 22, 2021, or if you hold a valid proxy for the Annual Meeting. You will be able to attend the Annual Meeting online and will be afforded the same rights and opportunities to vote, ask questions and participate as you would at an in-person annual meeting. In particular, you can submit questions in advance of, or live during the Annual Meeting by visiting www.meetingcenter.io/272059526 and following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, we intend to answer stockholder questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is HIBB2021. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

How do I register to attend the Annual Meeting virtually on the Internet? If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on this Notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email
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address to Computershare. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m., Central Time, on May 21, 2021. Requests for registration should be directed to the following:

By email:	By mail:
Forward the email from your broker, or attach an image of your legal proxy, to: legalproxy@computershare.com.	Computershare Hibbett Sports Legal Proxy P.O. Box 505000 Louisville, KY 40233

What if I have trouble accessing the virtual Annual Meeting? The virtual Annual Meeting platform is fully supported across browsers (e.g., MS Edge, Firefox, Chrome, and Safari) and devices (including computers, tablets, and cellphones) running the most updated version of applicable software and plugins. Please note that Internet Explorer is not currently supported. Participants should ensure that they have a reliable Internet connection whenever they intend to participate in the Annual Meeting. Participants should allow time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting. We encourage you to access the Annual Meeting prior to the start time. A link on the Annual Meeting page will provide further assistance should you need it.

The Annual Meeting will begin promptly at 11:00 a.m., Central Time, on May 26, 2021. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check-in process. Please follow the registration instructions as outlined in this Proxy Statement. If you have difficulty accessing the Annual Meeting, or if any technical difficulties arise during the Annual Meeting, please call 1-888-724-2416 (toll-free) or the technical support number that will be posted on the log in page for the Annual Meeting. On May 26, 2021, there will be technicians available to assist you beginning at 10:30 a.m., Central Time, with any difficulties.

What is the purpose of this meeting and these materials? This is the Annual Meeting of our stockholders. At the Annual Meeting, you will be asked to vote on three proposals:
•the election of four Class I directors to serve three-year terms expiring in 2024;
•the ratification of our Audit Committee’s selection of E&Y as our independent registered public accounting firm for Fiscal 2022; and
•the approval, by a non-binding advisory vote, of our named executive officers' compensation.

We are not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

Our Board strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early through the Internet, by telephone or by a proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting. After the conclusion of the formal business of the Annual Meeting, management may give a report to interested stockholders on our performance during the fiscal year that ended on January 30, 2021.

How do the Directors of the Company recommend that I vote? The Board unanimously recommends that you vote:

Proposal	Matter	Board Vote Recommendation
1	Election of Class I Directors	FOR Each Nominee
2	Ratification of the appointment of E&Y as our independent registered public accounting firm for Fiscal 2022	FOR
3	Approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers	FOR
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Who is entitled to vote at the Annual Meeting? Holders of the Company’s common stock at the close of business on March 22, 2021, are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of that date, there were 16,380,052 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner? The most common ways in which stockholders hold Hibbett Sports stock are:
•directly with our transfer agent, Computershare, Inc. (stockholder of record); or
•indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (beneficial owner).

If you hold your shares as a stockholder of record, our transfer agent sends the proxy materials to you and your vote instructs the proxies how to vote your shares. If you hold your shares indirectly (in street name) as a beneficial owner, your broker, bank or other nominee delivers the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares.

How do I vote? Most stockholders have a choice of voting by mail, by telephone, on the Internet, or by attending the virtually held Annual Meeting. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

A.By Mail
Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Proxy Services, c/o Computershare, P.O. Box 505000, Louisville, KY 40233.

B.By Telephone or on the Internet
The telephone and Internet voting procedures established by the Company for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on the proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.investorvote.com/hibb. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Central Daylight Savings Time on May 25, 2021. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

C.Virtually at the Annual Meeting
If you attend the Annual Meeting via live webcast, you may also submit your vote at the Annual Meeting and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the Annual Meeting. To vote at the Annual Meeting, beneficial owners will need to
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contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” as described above. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Annual Meeting, your shares will be voted virtually at the Annual Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.

What can I do if I change my mind after I vote my shares? If you are a stockholder of record, you can revoke your proxy before it is exercised by:
•written notice to the Secretary of the Company;
•timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be cast at the Annual Meeting.

What shares are included on the proxy card? If you are a stockholder of record, you will receive only one proxy card for all the shares you hold:
•in certificate form; and
•in book-entry form.

If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

What is “householding” and how does it affect me? We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and of our Annual Report, unless one or more of these stockholders notifies us that they wish to receive individual copies. This procedure is designed to reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, you can request information about householding from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Annual Meeting? The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting in an electronic format at the live webcast and for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 8:00 a.m. and 3:00 p.m., at our principal executive offices at 2700 Milan Court, Birmingham, Alabama 35211, by contacting the Secretary of the Company.

What is the effect of abstentions and broker non-votes? Proxies marked “abstain” or proxies required to be treated as broker “non-votes” will be viewed as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

Pursuant to New York Stock Exchange (NYSE) rules, brokers may vote on routine matters but do not have discretionary power to vote your shares on “non-routine” matters unless the broker receives appropriate instructions from you. The ratification of the selection of the independent registered public accounting firm (Proposal 2) is the only item on the agenda for the Annual Meeting that is considered routine. The election of Directors and the vote on an advisory basis for named executive officer compensation are considered “non-routine” matters. Due to NYSE rules, brokers are not able to vote your shares with respect to “non-routine” matters if you have not provided instructions. Therefore, we strongly urge you to vote your shares.
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What are the voting requirements to elect Directors (Proposal Number 1) and to approve Proposal Numbers 2 and 3 discussed in this Proxy Statement? The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, are necessary to constitute a quorum. The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of each Director (Proposal Number 1), the ratification of the selection of the independent registered public accounting firm (Proposal Number 2) and to approve, on an advisory basis, the named executive officer compensation (Proposal Number 3). You may vote “for” or “against” or “abstain” with respect to Proposal Numbers 1, 2 and 3.

Could other matters be decided at the Annual Meeting? At the date that this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxies designated on the enclosed proxy card, or any substitute for such proxies, will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation? We will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to our stockholders. In addition, Directors, executive officers or employees may solicit proxies on our behalf by telephone, electronic transmission or personal contact without additional compensation. All reasonable proxy soliciting expenses will be paid by us in connection with the solicitation of votes for the Annual Meeting.

Who will count the vote? Representatives of our transfer agent, Computershare, Inc., will tabulate the votes. Corporate Communications, Inc. will act as independent inspectors of election.

Where can I find the voting results of the Annual Meeting? We will announce the voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the Annual Meeting.

Could developments regarding COVID-19 affect the Annual Meeting? We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose as it relates to the current, ongoing COVID-19 pandemic. Therefore, the Annual Meeting will be held in a virtual format via a live webcast.

In the event that the logistics of our Annual Meeting are further impacted by developments related to or stemming from the COVID-19 pandemic, we will announce such information as promptly as practicable. If such an event occurs, we intend to take all reasonable steps necessary to inform our stockholders, intermediaries, and other market participants of such changes, including but not limited to, the issuance of a press release announcing such changes and the filing of such announcement with the SEC as definitive additional soliciting material. Please additionally monitor our website at hibbett.com for updated information. As always, we encourage you to vote your shares prior to the Annual Meeting.
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PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The terms of Terrance G. Finley, Dorlisa K. Flur, Michael E. Longo and Lorna E. Nagler our Class I Directors, will expire at the 2021 Annual Meeting of Stockholders. The Board has nominated Mr. Finley, Ms. Flur, Mr. Longo and Ms. Nagler, incumbent Class I Directors, at the 2021 Annual Meeting of Stockholders. If elected, these Class I Directors will hold office for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2024 and until their successor is elected and qualified. Proxies may not be voted for a greater number of persons than the nominees named herein.

The remaining six incumbent Directors previously elected to Class II and Class III will continue in office following the 2021 Annual Meeting and until their terms expire at the Annual Meetings of Stockholders in 2022 and 2023, respectively.

Mr. Finley, Ms. Flur, Mr. Longo and Ms. Nagler have indicated their willingness to serve as Directors. If they become unable to stand for election, the persons named in the proxy will vote for any substitute nominees proposed by the Board.

Vote Required

A Director will be elected, so long as a quorum is present, if he or she receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions shall have the effect of a vote against a nominee. Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the election of directors and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE NOMINEES FOR DIRECTOR.

Listed below are the four persons nominated for election to the Board. The following paragraphs include information about each Director nominee’s business background, and additional experience, qualifications, attributes or skills that led the Board to conclude that the nominees should serve on our Board.

Name	Age	Principal Occupation	Director Since
Terrance G. Finley	67	President and CEO of Books-A-Million, Inc.	2008
Dorlisa K. Flur	56	Senior Advisor and Former Chief Strategy and Transformation Officer for Southeastern Grocers, Inc.	2019
Michael E. Longo	59	President and CEO of Hibbett Sports, Inc.	2019
Lorna E. Nagler	64	President of Bealls Department Stores, Inc. (retired)	2019

Terrance G. Finley has been a Director since March 2008 and is currently a member of our Compensation Committee and our Nominating and Corporate Governance Committee. He holds a Bachelor of Arts degree in Political Science and Communications from Auburn University. Mr. Finley is currently President and Chief Executive Officer of Books-A-Million, Inc., where he has worked as President and Chief Operating Officer, Executive Vice President – Chief Merchandising Officer and in various positions within the merchandising group since 1993. His current responsibilities include all the company’s store operations, merchandising, marketing, publishing, import and Internet activities. A veteran of the book industry for over 40 years, Mr. Finley has led several of Books-A-Million’s business units, including the launching of its e-commerce effort. His strong experience in retail store operations, merchandising and marketing are complimentary to the operations of our Company.
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Dorlisa K. Flur has been a Director since July 2019 and currently serves as a member of our Audit Committee and our Nominating and Corporate Governance Committee. She holds a Master of Business Administration from the Fuqua School of Business at Duke University as well as a Bachelor of Science in Computer Science and Economics from Duke. Ms. Flur is currently an independent senior advisor and was previously Chief Strategy and Transformation Officer at Southeastern Grocers, Inc. from 2016 until July 2018. From 2013 to 2016, Ms. Flur was Executive Vice President, Omni-channel at Belk, Inc. Prior to Belk, Ms. Flur held several executive and strategic leadership roles at Family Dollar Stores, Inc. from 2004 to 2012, rising to Vice Chair, Strategy and Chief Administrative Officer. Earlier in her career, she honed her strategic skill set with 16 years at McKinsey and Company, Inc. where she was the first female partner elected in the Southeast and also co-led the Charlotte office. Additionally, she serves on the Board of Directors of Sally Beauty Holdings, Inc. and serves on their Nominating, Governance and Corporate Responsibility Committee and Compensation and Talent Committee. She also serves on the Board of Directors of United States Cold Storage, Inc., a wholly owned subsidiary of London, England based Swire & Sons, Inc. Ms. Flur brings a key skill set to our Board through her McKinsey background and C-level positions, having managed nearly every line-operating function at several public and private retail companies with geographic dispersion and a varied customer base.

Michael E. Longo has been a non-independent Director of our Board since December 2019, when he joined the Company as Chief Executive Officer and President. Formerly, he served as Chief Executive Officer for City Gear, LLC. Prior to City Gear, he worked in positions of increasing responsibility and leadership with AutoZone, Inc. starting as a Vice President of Supply Chain in 1996 to Executive Vice President of Supply Chain, IT, Development, Mexico in 2005. Mr. Longo holds a Bachelor of Science degree in Engineering from the United States Military Academy and an MBA from Harvard University.

Lorna E. Nagler has been a Director since July 2019 and currently serves as a member of our Compensation Committee. She holds a Bachelor of Science degree in Retail from the University of Wisconsin. Ms. Nagler brings close to 40 years of experience in the retail industry and served as President of Bealls Department Stores, Inc. from January 2011 to February 2016. Prior to that time, she served as President and CEO of Christopher & Banks Corporation from 2007 to 2010. From 2002 to 2007, she served in several leadership roles at Charming Shoppes, including President of Lane Bryant and President of Catherine Stores. She also held merchandising leadership roles at Kmart Corporation and Kids “R” Us between 1994 and 2001. Additionally, Ms. Nagler currently serves on the Board of Directors of Ulta Beauty, a Fortune 500 Company, since 2009, where she sits on the Compensation and Nominating and Corporate Governance committees and formerly served on the Board of Directors of Christopher & Banks Corporation as a member of their Audit, Compensation and Governance committees. With years of experience as a senior level executive in a wide variety of retail companies, including as President and CEO of a public retail company, Ms. Nagler provides considerable expertise on strategic, management and operational issues facing a multi-state retailer.

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OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

The Board of Directors

Listed below are the current members of our Board. The paragraphs following include information about each individual’s business background, and additional experience, qualifications, attributes or skills that led the Board to conclude that the individual should serve on our Board, with the exception of our current Director nominees, whose information can be found in Proposal Number 1.

Name	Age	Principal Occupation	Director Since
Director Nominees (see Proposal Number 1)
Terrance G. Finley	67	President and CEO of Books-A-Million, Inc.	2008
Dorlisa K. Flur	56	Senior Advisor and Former Chief Strategy and Transformation Officer for Southeastern Grocers, Inc.	2019
Michael E. Longo	59	President and CEO of Hibbett Sports, Inc.	2019
Lorna E. Nagler	64	President of Bealls Department Stores, Inc. (retired)	2019

Standing Directors
Jane F. Aggers	73	President and CEO of Hancock Fabrics, Inc. (retired)	2010
Anthony F. Crudele	64	Chairman of the Board; EVP, CFO and Treasurer of Tractor Supply Company (retired)	2012
Karen S. Etzkorn	57	CIO of Qurate Retail Group	2016
James A. Hilt	45	President of Consumer Division at Shutterfly, Inc.	2017
Jamere Jackson	52	EVP and CFO of AutoZone, Inc.	2020
Alton E. Yother	68	Senior EVP and CFO of Regions Financial Corporation (retired)	2004

Jane F. Aggers has been a Director since December 2010 and currently serves as Chair of our Compensation Committee and as a member of our Audit Committee. She holds a Bachelor of Science degree in Business Administration from Bowling Green State University. Ms. Aggers brings over 40 years of experience in the retail industry and served as President and Chief Executive Officer of Hancock Fabrics, Inc., a specialty fabric and home accessory retailer, from 2005 through January 2011. Prior to that time, she served as co-founder of MMI, a marketing and business consulting firm and served 24 years in various merchandising and senior management roles at Jo-Ann Fabric and Craft Stores, with her last position as Executive Vice President. Additionally, Ms. Aggers has served on the Board of Directors of Hancock Fabrics and Moto Photo, Inc., where she served on the Audit, Compensation and Special Independent Committees. She has also served on several non-profit and civic boards. Ms. Aggers’ professional background, particularly as CEO of a publicly-traded company, brings specific knowledge and experience of retailing, including public board experience, merchandising, marketing and management. She qualifies as an “audit committee financial expert.”

Anthony F. Crudele has been a Director since May 2012 and currently serves as the Chairman of our Board and Chair of our Nominating and Corporate Governance Committee. As Chairman, he also participates from time to time in meetings of the Audit Committee and Compensation Committee. He holds a Bachelor of Business Administration degree in Accounting from the University of Notre Dame. He served as the Executive Vice President, Chief Financial Officer and Treasurer of Tractor Supply Company (TSC) from May 2007 through February 2017 and previously served as their Senior Vice President, Chief Financial Officer and Treasurer since joining the company in September 2005. Prior to that time, he served as Executive Vice President and Chief Financial Officer of Gibson Guitar from 2003 to 2005; as Executive Vice President and Chief Financial Officer of Xcelerate Corp from 2000 to 2003; and in senior financial roles at The Sports Authority from 1989 to 1999, including Senior Vice President and Chief Financial Officer from 1996 to 1999. Mr. Crudele is a certified public accountant and began his career in 1978, spending the majority of his public accounting tenure at the international
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accounting firm of Price Waterhouse. Mr. Crudele currently sits on the Board of Directors of the public retailer Tuesday Morning and serves on its Audit Committee. His past positions as CFO of publicly traded retail companies bring insight of retail operations and strategies. He qualifies as an “audit committee financial expert.”

Karen S. Etzkorn has been a Director since November 2016 and currently serves as a member of our Audit and Compensation Committees. She holds a Bachelor of Science degree in Business Administration from Ohio State University. She has served as Chief Information Officer (CIO) and Executive Vice President at HSNi since January 2013 and was appointed the role of CIO at Qurate Retail Group (QVC Group - HSNi’s new parent company) in December 2017. Prior to that time, she served as Senior Vice President and Chief Information Officer at Ascena Retail, Inc. and Tween Brands, Inc. from January 2008 to September 2012. In addition, she has held senior positions at retailers including The Home Depot, Williams-Sonoma, Gap, Inc. and Limited, Inc. Ms. Etzkorn provides a unique knowledge base to our Board by offering strong technology expertise combined with overall retail understanding.

James A. Hilt has been a Director since August 2017 and currently serves as a member of our Compensation Committee. He holds a Bachelor of Arts Degree in Political Science from the University of Minnesota. He joined Shutterfly, Inc. in March 2019 as President. Prior to joining Shutterfly, he served as Executive Vice President and Chief Customer Experience Officer at Express Inc. since April 2018. Mr. Hilt joined Express in February 2014 as Senior Vice President of e-Commerce and served as their EVP, Chief Marketing Officer from March 2015 to April 2018. Prior to joining Express, he was Vice President of eBooks and Managing Director, International at Barnes & Noble, Inc. Earlier in his career, Mr. Hilt held several executive positions at Sears Holdings Corporation, the parent company of Sears Roebuck and Co. and Kmart Corporation. Before Sears, he was a Director of Global Marketing at SAP and held several senior positions at IBM. Mr. Hilt’s strong experience in retail and background in the customer digital experience brings insight for optimizing our long-term e-commerce strategies.

Jamere Jackson has been a Director since May 2020 and currently serves as a member of our Audit Committee. He holds a Bachelor degree in Finance and Business Economics from the University of Notre Dame. Mr. Jackson joined AutoZone, Inc. as its Executive Vice President and Chief Financial Officer in September 2020. Formerly, he served as Executive Vice President and Chief Financial Officer of Hertz Global Holdings, Inc. (Hertz) from September 2018 through September 2020. Hertz and certain of its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on May 22, 2020. Prior to joining Hertz, he served as Chief Financial Officer of Nielsen Holdings PLC, from March 2014 to August 2018. From 2004 to February 2014, he held a variety of leadership roles at General Electric Company, most recently as Vice President and Chief Financial Officer of a division of GE Oil & Gas. He has served on the Board of Directors of Eli Lilly & Co since October 2016 where he serves on the Audit (Chair) and Finance Committees. Mr. Jackson is a certified public accountant. His past positions as CFO of publicly traded companies as well as service on a publicly traded Board of Directors brings significant financial expertise and a strong background in strategic planning. He qualifies as an “audit committee financial expert.”

Alton E. Yother has been a Director since August 2004 and currently serves as Chair of our Audit Committee and a member of our Nominating and Corporate Governance Committee. He holds a Bachelor of Science degree in Finance from the University of Alabama. Mr. Yother worked as Executive Vice President and Controller of Regions Financial Corporation (formerly AmSouth Bancorporation) from November 2004 to April 2007 at which time he became Senior Executive Vice President and Chief Financial Officer of Regions Financial Corporation until his retirement in April 2008. Prior to this, he worked for over 24 years for SouthTrust Corporation or SouthTrust Bank. His most recent duties at SouthTrust were as Executive Vice President, Treasurer and Controller of SouthTrust Corporation from 1998 to 2004. Mr. Yother strengthens the Board’s collective knowledge and capabilities, by offering an extensive background in management and experience in financial operations and strategic planning, including risk assessment, and brings to the Board strong financial and accounting experience. He qualifies as an “audit committee financial expert.”

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Director Classes

The following table provides Director Class and term expiration information for each current Board Member:

Class	Term Expiration	Board Member
Class I Directors	2021 Annual Meeting of Stockholders	Terrance G. Finley
Dorlisa K. Flur
Michael E. Longo
Lorna E. Nagler
Class II Directors	2022 Annual Meeting of Stockholders	Jane F. Aggers
Karen S. Etzkorn
Alton E. Yother
Class III Directors	2023 Annual Meeting of Stockholders	Anthony F. Crudele
James A. Hilt
Jamere Jackson

Committees of the Board of Directors

The Board has established an Audit Committee, a Nominating and Corporate Governance Committee (NCG Committee) and a Compensation Committee. The memberships and functions of these committees are set forth below. The Board has no standing Executive Committee. Michael E. Longo is the only non-independent Director on the Board and does not serve on any committee. The following table below provides Fiscal 2021 membership and meeting information for each of the Board Committees.

Committee	Chair	Members	Number of Meetings
Audit	Alton E. Yother	Jane F. Aggers	12
		Karen S. Etzkorn
		Dorlisa K. Flur
		Jamere Jackson(1)
		Ralph T. Parks(2)
Compensation	Jane F. Aggers	Karen S. Etzkorn	11
		Terrance G. Finley
		James A. Hilt
		Lorna E. Nagler
		Ralph T. Parks(2)
Nominating and Corporate Governance	Anthony F. Crudele	Jane F. Aggers	6
		Terrance G. Finley
		Dorlisa K. Flur(3)
		Alton E. Yother

(1) Jamere Jackson was appointed to the Audit Committee upon his election to the Board in May 2020.
(2) Ralph T. Parks served on the Audit Committee and the Compensation Committee through his retirement from the Board in May 2020.
(3) Dorlisa K. Flur was appointed to the Nominating and Corporate Governance Committee in November 2020.

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Audit Committee

The Fiscal 2021 members of the Audit Committee were Mses. Aggers, Etzkorn and Flur, and Messrs. Jackson, Parks and Yother. As Chairman of the Board, Mr. Crudele also sits on the Audit Committee as a non-voting member. Mr. Jackson was appointed to the Audit Committee in May 2020. Mr. Parks ended his service on the Audit Committee upon his retirement from the Board in May 2020. Under the terms of its Charter, the Audit Committee meets no less than four times annually and reviews the Company’s financial performance at least quarterly. The Audit Committee met 12 times in Fiscal 2021. Periodic meetings are also held separately with management and the independent registered public accounting firm to review accounting matters and disclosures in our SEC periodic filings. The Audit Committee represents and assists the Board with the oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, our Enterprise Risk Management (ERM) program, the performance of our internal audit function and the performance of the independent registered public accounting firm.

In addition, the Audit Committee:
•appoints, compensates and oversees the work of our independent registered public accounting firm, including resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting;
•pre-approves all auditing services and permitted non-audit services performed by the independent registered public accounting firm;
•retains independent counsel, accountants or others, as necessary, to advise the Audit Committee or assist in the conduct of an investigation;
•seeks any information it requires from employees, all of whom are directed to cooperate with the Audit Committee’s requests, or external parties and meets with our officers, the independent registered public accounting firm, internal auditors or outside counsel, as necessary;
•reviews and assesses our overall internal control structure, including consideration of the effectiveness of our internal control system and evaluation of management’s tone and responsiveness toward internal controls and reviews our policies and procedures for risk assessment and risk management and provides oversight and evaluates the effectiveness of the Company’s ERM program;
•reviews and assesses our financial reporting, including interim, quarterly and annual SEC compliance reporting and evaluates management’s significant judgments and estimates underlying the financial statements;
•reviews and assesses our compliance with financial covenants, legal matters, including securities trading practices, tax matters and regulatory or governmental findings which raise material issues regarding our financial statements or accounting policies;
•oversees the audit process, including the adequacy and quality of the annual audit process and the performance and independence of the independent registered public accounting firm;
•reviews and assesses related-party transactions and our Code of Business Conduct and Ethics, including appropriate procedures concerning non-compliance with the Code, appropriate resolution of incidents reported through our anonymous response line and develops policies regarding the use of uncleared swaps if necessary;
•oversees complaint procedures and receipt of submissions, particularly those concerning questionable accounting or auditing matters; and
•evaluates the Audit Committee’s performance and reviews the Audit Committee’s charter on an annual basis and presents the Board with recommended changes.

A copy of the Audit Committee Charter is available on our website at hibbett.com under the heading “Investor Relations”. In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Audit Committee Financial Experts. Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the Nasdaq Stock Market and regulations of the SEC. In addition, our Board has determined that Mr. Yother, who currently chairs the Audit Committee, as well as Mr. Jackson and Ms. Aggers, because of their career experiences serving in financial capacities of publicly-traded companies, qualify as “audit committee financial experts” within the meaning of applicable regulations of the SEC pursuant to the Sarbanes-Oxley Act of 2002.
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Compensation Committee

The Fiscal 2021 members of the Compensation Committee were Mses. Aggers, Etzkorn and Nagler and Messrs. Finley, Hilt and Parks. As Chairman of the Board, Mr. Crudele also sits on the Compensation Committee as a non-voting member. Mr. Parks ended his service on the Compensation Committee upon his retirement from the Board in May 2020. Under the terms of its Charter, the Compensation Committee is directly responsible for establishing compensation policies for our executive officers. The Compensation Committee met eleven times in Fiscal 2021 in official capacity. In addition, the Compensation Committee also met several times in unofficial capacity throughout Fiscal 2021 in order to discuss the compensation strategy as the Company navigated the unprecedented challenges created by the COVID-19 pandemic, to conduct a candidate search and interviews for our open CFO position and to discuss the leadership transition resulting from the termination of Ms. Pryor.

In addition, the Compensation Committee:
•develops guidelines and reviews the structure and competitiveness of our executive officer compensation programs, including assessing the appropriate motivation of executive officers to achieve our business objectives in line with our overall strategies for risk management;
•oversees an evaluation of the performance of our executive officers, including our CEO, and approves annual compensation, including salary, bonus, incentive and equity compensation, of all our executive officers;
•approves any employment agreements and severance arrangements, including any benefits provided in connection with a change in control for our CEO and other executive officers;
•administers our equity award plans for employees and grants equity awards under our equity award plans;
•reviews strategy for executive officer succession;
•oversees the Company’s diversity, equality and inclusion initiatives;
•monitors the Company’s compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to the prohibition on loans to directors and officers, as well as other laws affecting employee compensation and benefits;
•oversees the Company’s compliance with Securities and Exchange Commission rules (SEC rules) and regulations regarding stockholder approval of certain executive compensation matters;
•publishes an annual Compensation Committee Report on executive officer compensation for the stockholders; and
•evaluates the Compensation Committee’s performance and reviews the Compensation Committee’s charter on an annual basis and presents the Board with recommended changes.

The Compensation Committee may, in its sole discretion, obtain the advice of any compensation consultant, legal counsel or other advisor to assist in the evaluation of the compensation of our CEO and other elected executive officers. In employing external advisors, the Compensation Committee considers independence factors required by Nasdaq and the Securities Exchange Act of 1934, as amended (Exchange Act). In addition, the committee may obtain assistance and resources from Company employees as it deems necessary, to carry out its responsibilities under its charter.

A copy of the Compensation Committee Charter is available on our website at hibbett.com under the heading “Investor Relations”. In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Nominating and Corporate Governance Committee

The Fiscal 2021 members of the NCG Committee were Mses. Aggers and Flur and Messrs. Crudele, Finley and Yother. Mr. Crudele served as the Committee Chair. Ms. Flur was appointed to the NCG Committee in November 2020. The NCG Committee is authorized to exercise oversight with respect to the nomination of candidates for the Board in such a fashion as determined from time to time by the Board. The NCG Committee has recommended the election of Mr. Finley, Ms. Flur, Mr. Longo and Ms. Nagler as Class I Directors at the 2021 Annual Meeting of Stockholders. Under the terms of its Charter, the NCG Committee meets at least one time annually, and met six times in Fiscal 2021.

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The NCG Committee’s purpose is to advise the Board on the composition, organization, effectiveness and compensation of the Board and its committees and on other issues relating to the Company’s corporate governance. The NCG Committee’s duties and responsibilities primarily relate to director nominations, Board and Committee effectiveness, Board structure and Director compensation, corporate governance and stockholder communications and disclosure.

In addition, the NCG Committee:
•recommends candidates to be nominated by the Board, including the re-nomination of any currently serving Director, to be placed on the ballot for stockholders to consider at the Annual Meeting or recommends nominees to be appointed by the Board to fill interim director vacancies;
•leads the Board in its periodic performance evaluation and conducts annual performance self-evaluations of the NCG Committee and each Director of the Board;
•reviews periodically the membership and Chair of each committee of the Board and recommends committee assignments to the Board, including rotation or reassignment of any Chair or committee member;
•recommends policies for compensation, including equity compensation, for independent Board members, in line with our overall strategies for risk management;
•monitors significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each Director;
•evaluates and administers the Corporate Governance Guidelines of the Company and recommends changes to the Board and reviews the Company’s governance structure;
•reviews the Nominating and Corporate Governance Committee’s charter on an annual basis and presents the Board with recommended changes;
•establishes procedures for communicating with stockholders and assists management in the preparation of the disclosure in our Proxy Statement and other documents filed with the SEC regarding Director independence and the operations of the NCG Committee; and
•oversees the Company’s ESG efforts and receives regular updates from management.

The Nominating and Corporate Governance Committee has written policies in place for accepting Director nominations from stockholders and identifying nominees for Director as well as minimum qualifications for Director nominees as described in this Proxy Statement.

A copy of the Nominating and Corporate Governance Committee Charter is available on our website at hibbett.com under the heading “Investor Relations.” In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Our Corporate Governance Principles

Our Board of Directors believes that good corporate governance is important to ensure the long-term benefit of its stockholders and has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors. In addition, our Board conducts annual reviews of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our corporate Governance Guidelines as well as the current charters of each of our standing committees can be accessed in the “Investor Relations” section of our website at hibbett.com.

Following is a summary of our key corporate governance principles:

Board Composition

Director Independence. We are committed to principles of good corporate governance and the independence of a majority of our Board from our management. All members of our Audit Committee, Compensation Committee and NCG Committee have been determined by our Board to be independent Directors as defined under Rule 5605 of the Nasdaq Stock Market, Inc. Marketplace Rules (Nasdaq Listing Rules).

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It is the responsibility of each Director and prospective Director to disclose to the Board any relationship that could impair his or her independence or any conflict of interest with the Company, including, but not limited to, family members, customers, suppliers, distributors, lenders, legal counsel, consultants of the Company, significant stockholders of the Company and any competitor or other person having an interest adverse to the Company. Each Director is required to complete an annual questionnaire providing information necessary for the Company to assist the Board in reconfirming each Director’s independence and making required disclosures in the Company’s Proxy Statement, where applicable.

Pursuant to Rule 5605 of the Nasdaq Listing Rules, our Board determines whether each Director is independent. In accordance with the standards, the Board must determine that an independent Director has no material relationship with us other than as a Director. The standards specify the criteria by which the independence of our Directors will be determined, including strict guidelines for Directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. The standards also prohibit Audit Committee members from having any direct or indirect financial relationship with us and restrict both commercial and not-for-profit relationships between us and each Director. We may not give personal loans or extensions of credit to our Directors, and all Directors are required to deal at arm’s length with us and our subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

As a result of this review, the Board has affirmatively determined that none of our Directors or nominees has a material relationship with us, other than Mr. Longo who is a member of management. All committees of our Board are comprised solely of independent Directors.

In making this determination, the Board considered that in the ordinary course of business, transactions may occur with a company or firm with which we do business and that one or more of our Directors may also have a relationship. Our Board has determined that such involvement is not material and does not violate any part of the definition of “independent Director” under Nasdaq Listing Rules.

Chair/Lead Director. The Board elects a Chair to carry out duties assigned by the Company’s Bylaws or, from time to time, the Board. In the event the Chair is not an independent Director, the Board also designates a Lead Director who shall be an independent Director. Mr. Crudele was appointed independent Chair at the Annual Meeting in May 2019. There was no Lead Director during Fiscal 2021.

Our Board believes that its leadership structure encompasses an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company, and believes that having separate Chair and CEO positions allows Mr. Longo to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing Mr. Crudele to focus on leading the Board, facilitating the Board’s independent oversight of management, and providing advice and counsel to Mr. Longo.

Nomination of Directors

Role of the Nominating and Corporate Governance Committee. The NCG Committee is responsible for the recommendation of nominees for election as Director to the Board. Nominees recommended by the NCG Committee may be elected by the Board to fill a vacancy or may be recommended by the Board for election by the stockholders.

Qualification of Directors. In evaluating candidates for election to the Board, the NCG Committee considers the qualifications of the individual candidate as well as the composition of the Board as a whole. Among other things, the NCG Committee considers:
•the candidate’s ability to represent the interests of the stockholders and assist in the creation of stockholder wealth,
•personal qualities of leadership, character, integrity and adherence to the highest ethical standards,
•the business judgment, diversity of background and acumen of the candidate,
•relevant knowledge, skills and experience in areas helpful to the Company’s business, including retail, finance, accounting, technology, innovation and marketing,
•whether the candidate is free of conflicts of interest and has the time required for preparation, active participation, and regular attendance at meetings of the Board and its committees,
•the candidate’s roles and contributions to the business community, and
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•the financial sophistication of the candidate, including the ability to qualify as “financially literate” under Nasdaq Listing Rules.

The NCG Committee ensures that one or more of the Directors qualify as an “audit committee financial expert” under the rules of the SEC.

In making a recommendation regarding the re-election of an existing member of the Board, the NCG Committee considers the Director’s tenure and assesses the Director’s past contributions and effectiveness as a Board member and his or her ability to continue to provide future value to the Board. Any Director appointed by the Board to fill a vacancy on the Board will stand for election at the time required under applicable law, generally the next election of the class for which such Director has been chosen.

Director Experience, Qualifications, Skills and Attributes. The following table summarizes specific experience, qualifications, skills and attributes of our Directors and Director nominees. A particular Director or nominee may possess additional experience, qualification, skills or attributes, even if not expressly indicated below.

Director	Diversity(1)	Senior Leadership Experience	Retail Experience	Digital/Channel Connectivity and Technology Experience	Brand Marketing Experience	Supply Chain Experience	Accounting and Risk Experience	Business Development or M&A Experience
Jane F. Aggers	✓	✓	✓		✓	✓	✓	✓
Anthony F. Crudele		✓	✓				✓	✓
Karen S. Etzkorn	✓	✓	✓	✓		✓
Terrance G. Finley	✓	✓	✓	✓	✓	✓
Dorlisa K. Flur	✓	✓	✓	✓	✓	✓
James A. Hilt	✓	✓	✓	✓	✓			✓
Jamere Jackson	✓	✓	✓				✓	✓
Michael E. Longo		✓	✓	✓		✓		✓
Lorna E. Nagler	✓	✓	✓	✓	✓
Alton E. Yother		✓					✓	✓

(1) Diversity includes race, gender, ethnicity and LGBTQA+, where self-disclosed.

Diversity Statement. The Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. Accordingly, the Board is committed to seeking out highly qualified candidates with diverse backgrounds, skills and experiences, and other unique characteristics, as part of each Board search the Company undertakes.

Service on Other Boards. No Director may serve on more than two boards of publicly-traded companies, other than the Company, without prior approval of the Board. A Director desiring to serve on another public company board shall notify the NCG Committee before accepting the appointment to that board and provide information requested in order to enable the NCG Committee to determine whether or not the additional directorship impairs the Director’s independence or ability to effectively perform his or her duties as a Director. Our Company counsel advises the NCG Committee as to whether the appointment may impair the Director’s independence or raise other legal issues. Commitments of a Director or candidate to other board memberships are considered in assessing the individual’s suitability for election or re-election to the Board.

Election of Directors. The voting standard for the election of Directors is established in the Company’s Certificate of Incorporation, in conformity with the Bylaws of the Company. Our current Bylaws require Directors to be elected by the affirmative vote of a majority of the shares of capital stock of the Company present, in person or by proxy, at a meeting of stockholders and entitled to vote on the subject matter.

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Stockholder Nominations. The NCG Committee is responsible for considering any submissions by stockholders of candidates for nomination to the Board, evaluating the persons proposed and making recommendations with respect thereto to the whole Board.

Size of the Board

Our Certificate of Incorporation and Bylaws provide that the Board shall consist of a maximum of ten and a minimum of seven Directors. Within this range, the Board establishes the number of Directors. Currently, our Board consists of ten Directors who are divided into three classes with Class I, Class II and Class III having four, three and three members each, respectively. The term of our Class I Directors expires at the Annual Meeting this year and will expire again at the Annual Meeting in 2024. The term of our Class II Directors expires at the Annual Meeting in 2022. The term of our Class III Directors expires at the Annual Meeting in 2023.

The size of the Board and experience of Board members that is relevant to the Company's business is assessed regularly by the NCG Committee. The Board may increase or decrease the number of Directors within the limits of Delaware law to accommodate the best interests of the Company and its stockholders. After evaluating the current size of the Board and the apportionment of Directors among the three Classes, the NCG Committee recommended, and the Board approved, the nomination of incumbent Class I Directors Terrance G. Finley, Dorlisa K. Flur, Michael E. Longo and Lorna E. Nagler for election as a Class I Director at the 2021 Annual Meeting to serve three-year terms expiring at the 2024 Annual Meeting of Stockholders.

If all the nominees are elected as a Class I Director, the Directors in Class I will remain at four members.

Director Compensation Review

The NCG Committee annually reviews the Director compensation program and recommends any changes to the Board for approval. The NCG Committee’s goal is to align the Board with the long-term interests of the Company’s stockholders and to compensate Directors fairly for their work while promoting ownership by the Directors of Company stock. Outside consultants may be retained to obtain advice on competitive compensation practices.

Director Tenure

The Board has established a policy that non-employee directors shall not stand for re-election to the Board after the earlier of:
•reaching the age of 72;
•completing fifteen (15) years of service as a director of the Company; or
•the passage of fifteen (15) years from the date the Director ceased to participate in his or her regular, principal occupation or employment, whether due to retirement or otherwise.

The NCG Committee considers the participation and contributions of incumbent directors in determining whether to recommend their re-nomination to the Board. The Board, in its sole discretion, may waive any of the forgoing limitations to any Director if it deems his or her re-nomination to be in the best interest of the Company and its stockholders.

Director Responsibilities

General. It is the responsibility of the Directors to exercise their business judgment and act in the best interest of the Company and its stockholders. Directors must act ethically at all times and adhere to the applicable provisions of the Company’s Code of Business Conduct and Ethics, a copy of which is posted on our website at hibbett.com.

Understanding of the Company’s Business. Directors should become and remain informed about our Company and its business, including, among other things:
•our principal operational and financial objectives;
•our strategies and plans;
•our results of operations and financial condition;
•factors that determine our Company’s success; and
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•risks that are inherent to our Company and industry and the control processes with respect to such risks.

Ownership of and Trading in Company Securities. The Directors must adhere to any guidelines established by the Board relating to required ownership of Company equity. Directors must comply with the Company’s policy on trading in securities of the Company and specific guidance provided by the appropriate Company officers regarding periods when Directors should refrain from trading in the Company’s securities. Annually, each Director reviews and signs the Company’s Insider Trading Policy then in effect.

Conflicts of Interest. In the event that any executive officer of the Company has a conflict of interest or seeks a waiver of any other provision of the Code of Business Conduct and Ethics for which a waiver may be obtained, the officer shall notify the Board Chair/ Lead Director or a designated Company officer, who shall arrange for the NCG Committee and the Board to consider the request. The waiver is granted only if approved by both groups.

In the event a Director has an actual or potential conflict of interest with respect to a matter involving the Company, the Board shall determine what action, if any, is required, including whether the Director should recuse himself or herself from discussion or voting with respect to the matter. In the case of a conflict of interest that is of an ongoing and material nature, the Director shall be asked to tender his or her resignation.

Governance Review. At least annually, the Board reviews the governance structure of the Company, including any provision of its Certificate of Incorporation and Bylaws affecting governance, other arrangements containing provisions that become operative in the event of a change in control of the Company, governance practices and the composition of the Company’s stockholder base.

Attendance and Meeting Materials

Directors are expected to attend Board meetings and Committee meetings on which they serve in order to best fulfill their responsibilities. Directors are expected to attend in person at least 75% of scheduled meetings and must receive prior approval of the Chairman of the Board or the respective Committee Chair to attend a scheduled meeting by teleconference. Likewise, Directors are expected to remotely attend at least 75% of scheduled teleconference Board meetings and Committee meetings. Meeting materials are provided to the Board prior to a scheduled meeting and Directors are responsible for reviewing these materials in advance of the meetings.

For the safety of its members, the Board and its committees conducted all of its meetings virtually during Fiscal 2021 due to public health concerns related to the COVID-19 pandemic. Overall, there were seven Board meetings and an aggregate total of 29 committee meetings during Fiscal 2021. Each of our Directors averaged greater than 90% attendance of all Board meetings and applicable Committee meetings. All Board members are expected to attend our Annual Meeting unless an emergency prevents them from doing so. All of our Directors, serving at that time, virtually attended the 2020 Annual Meeting of Stockholders.

In light of public health concerns regarding in person gatherings as it relates to the ongoing COVID-19 pandemic, the 2021 Annual Meeting of Stockholders will be held virtually as described earlier. Our in person meetings will not resume until it is deemed safe to do so.

Executive Sessions

The Board’s independent Directors meet regularly in executive sessions without management or non-independent Directors. The Board’s executive sessions are led by the independent Chairman. An executive session will be held not less than twice a year and other sessions may be called by the independent Chairman in his or her own discretion or at the request of the Board.

Director Orientation

Upon initial election, the Company provides Directors with orientation and reference materials to familiarize themselves with the Company’s senior management, independent registered public accounting firm, Code of Business Conduct and Ethics, Insider Trading Policy and other compliance programs. In addition, new Directors must attend a director education program within their first three-year term. The Board also encourages other
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appropriate Company officers to attend director education programs or other programs as needed to stay informed of trends and changes in corporate governance. All of our Directors are members of the National Association of Corporate Directors.

Board Committees

Committee Designation and Composition. It is the general policy of the Company that the Board as a whole considers and makes all major decisions other than decisions that are required to be made by independent committees. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly-traded company. Currently, these committees are the Audit Committee, Compensation Committee and NCG Committee. Additional committees may be established by the Board as necessary or appropriate. On occasion, a subcommittee of independent members is formed to address a specific project or need.

The Board as a whole determines the members and Chairs of these Committees. All Committees are made up solely of independent Directors. The membership of Committees is rotated from time to time. Committee members and Chairs serve one-year terms and are appointed by the Board upon recommendation of the NCG Committee.

Each committee determines who attends each meeting and whether the committee wishes to conduct any of its proceedings in an executive session. Executive sessions, consisting only of independent Directors, are typically conducted at each quarterly committee meeting.

Committee Compensation. The Board, upon recommendation of the NCG Committee, establishes the compensation of each committee member and may provide different compensation for members and Chairs of various committees.

Audit Committee and Independent Registered Public Accounting Firm

Audit Committee Independence and Qualifications. Other than Director fees, Audit Committee members may not receive any additional compensation from the Company. All members of the Audit Committee shall meet the independence requirements of the SEC and the independence and financial literacy requirements of Nasdaq, as provided in the Audit Committee Charter. At least one member of the Audit Committee at all times shall qualify as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Stockholder Vote on Independent Registered Public Accounting Firm. The Company provides for an advisory stockholder vote to approve the selection of the Company’s independent registered public accounting firm at each Annual Meeting of Stockholders. The stockholder vote is not binding on the Company or the Board or its Audit Committee and shall not be construed as overruling a selection decision by the Company.

Board Meetings and Agendas

The Board is responsible for an annual review of strategy, financial and capital plans, enterprise risk, as well as quarterly reviews of the performance and plans of the Company’s business and matters on which the Board is legally required to act. The CEO may propose other key issues for the Board’s consideration.

Agendas and meeting minutes of the committees are shared with the full Board. The Chair of each committee develops meeting agendas, with the support of members of management and considering the views of the committee members.

Management Attendance

The Board regularly requests the attendance of senior officers of the Company at Board meetings to provide insight and to update items being addressed by the Board or its committees. The Board and CEO may invite other members of management as it deems appropriate.

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Evaluations and Succession Planning

CEO Review. The Board, with the assistance of the Compensation Committee, is responsible for conducting an annual review of the CEO’s performance. The Board reviews the report of the Compensation Committee, in order to ensure the CEO is providing effective leadership for the Company.

Succession Planning. The Compensation Committee makes an annual report to the Board on succession planning to ensure management continuity. The CEO recommends and evaluates potential successors and reviews any development plans recommended for such individuals.

Board Assessment

Board Performance. Self-assessment of the performance of the Board is conducted periodically and is led by the NCG Committee. The Board utilizes Company counsel to assist in these assessments.

Director Performance. The NCG Committee also conducts an annual review of each Director on the Board to assist in determining the proper composition of the Board and each of the committees. Among consideration is each Director’s attendance at Board and committee meetings, preparation for Board meetings, participation in Board discussions, experiences relevant to the Director’s service on the Board and committees, knowledge in areas relevant to the Company’s business, contributions to the Board’s decision-making process and other such items the NCG Committee believes useful in determining such Director’s qualifications and fulfillment of responsibilities.

Board Interaction with Third Parties and Employees

Third Party Access. The Board recognizes that management speaks on behalf of the Company. However, the Board has established procedures for third party access to the Chair and the non-management Directors as a group. The Board and committees have the right to retain outside financial, legal or other advisors and shall have appropriate access to the Company’s internal and external auditors and outside counsel.

Employee Access. Board members have full access to the Company’s management and employees and use their judgment to assure that any contacts will not disrupt the daily business operation of the Company. The CEO and the Secretary of the Company are copied, as appropriate, on any written communication between a Director and an officer or employee.

Receipt of Complaints. The Audit Committee has established procedures for receipt, retention and treatment of complaints regarding accounting, internal controls over financial reporting or auditing matters and the confidential, anonymous submission by employees, customers or vendors of the Company or any other person of concerns regarding questionable accounting or auditing matters.

Recoupment Policy

The Board will seek recoupment, in its discretion, from a senior executive of any portion of performance-based compensation as it deems appropriate, if it is determined that the senior executive engaged in fraud, willful misconduct, recklessness or gross negligence that caused or otherwise significantly contributed to the need for a material restatement of the Company’s financial statements as defined in our Corporate Governance Guidelines. Performance-based compensation subject to recoupment under these guidelines includes annual cash incentive/bonus awards and all forms of performance-based equity compensation.

Our Corporate Governance Guidelines are reviewed annually and were most recently updated by the Board in May 2019 upon recommendation by the NCG Committee. A copy of these guidelines is posted on our website at hibbett.com and accessible to all investors.

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Board Oversight of Business Risks

Enterprise-Wide Risk Oversight

The Board utilizes our ERM program to assist in fulfilling its oversight of our risks. Management, which is responsible for day-to-day risk management, conducts an annual risk assessment of our business risks and maintains a risk committee that reports to the Audit Committee. The risk assessment program is global in nature and has been developed to identify and assess the Company’s risks, as well as identify steps to mitigate and manage each risk identified. Management, including our Named Executive Officers (NEOs) and other key personnel, participate in the ERM program.

While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM program has been delegated to the Audit Committee. As such, our Corporate Risk Assessor reports directly to the Chair of the Audit Committee as it relates to ERM. The Audit Committee oversees the delegation of specific risk areas among other Board committees, consistent with their corresponding charters and responsibilities. Furthermore, the Audit Committee specifically focuses on financial and enterprise risk exposures, including internal controls and cybersecurity, and discusses with management, the internal auditors, and the independent registered public accounting firm, the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. Appropriate members of management are assigned responsibility for each identified risk which includes monitoring the risk, assessing its potential impact and the Company’s vulnerability, determining its potential speed of onset and developing initiatives to manage the risk. In addition, the Board or Audit Committee is updated at least quarterly on the ERM program.

The Board maintains oversight of the Company’s cybersecurity risk through regular updates from management, including the status of ongoing projects to strengthen our efforts against cybersecurity events. The Audit Committee, specifically, reviews risks relevant to cybersecurity and existing controls in place to mitigate the risk of cybersecurity incidents. Additionally, in conjunction with the Company’s ERM program, management also maintains an information and technology risk management program, which analyzes emerging cybersecurity threats as well as the Company’s plans and strategies to address the related risks.

Each key risk is reviewed at least annually, with many topics reviewed on several occasions throughout the year. We believe that our approach to ERM optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner for the Company. We also believe our risk structure complements our current Board leadership structure, as it allows our independent Directors to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Consideration of Risk Related to Compensation Programs

Our Compensation Committee is responsible for the oversight of risk associated with the compensation plans of our executive officers. The risk occurs predominately through the award of performance-based incentive compensation. As part of the ERM program, our cash and equity incentive compensation programs are periodically reviewed and assessed for design elements or features that could incentivize employees to incur excessive risk. The ERM program also considers policies in place to mitigate excessive risk taking such as the Company’s recoupment policy, stock ownership guidelines and the establishment of performance metrics and target levels of achievement.

There has been no substantial change to the structure of our compensation programs in the last three fiscal years with the exception of eliminating performance-based equity awards in Fiscal 2021 in response to the economic uncertainties resulting from the COVID-19 pandemic. It has been concluded that our compensation plans would not cause management to act in a manner detrimental to the Company.

Committee Charters

The responsibilities of each of the committees are determined by the Board and are set forth in the committee’s charters which are reviewed annually and posted on our website at hibbett.com.

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Communicating with Our Board Members

Our stockholders may communicate directly with our Board of Directors. You may contact any member (or all members), any committee of the Board or any Chair of any such committee by mail. Any stockholder desiring to communicate to our Directors may do so by sending a letter addressed to the person, persons or committee the stockholder wishes to contact, in care of Investor Relations, Hibbett Sports, Inc., 2700 Milan Court, Birmingham, Alabama 35211. The letter should state that the sender is a current stockholder. We intend to disclose any future changes to this stockholder communication process under the “Investor Relations” heading of our website located at hibbett.com.

All mail received as set forth in the preceding paragraph will be examined by management and/or our general counsel for the purpose of determining whether the contents actually represent messages from stockholders to our Directors. Relevant communications will be promptly distributed to the Board or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:
•business solicitations or advertisements;
•junk mail or mass mailings;
•new product suggestions, product complaints or product inquiries;
•résumés or other forms of job inquiries; and
•spam or surveys.

We also examine the mailing from the standpoint of security. Any material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside Director upon request.

Policies on Business Ethics and Conduct

Our Board has adopted a Code of Business Conduct and Ethics (Code) for all our employees, executive officers and Directors. A copy of this Code may be viewed at our corporate website, hibbett.com, under the heading “Investor Relations.” The contents of any amendments to the Code are also displayed on our website in lieu of filing them on Form 8-K. In addition, a printed copy of our Code will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

The Code is intended to focus on areas of ethical and material risk and to help us recognize and deal with ethical issues, provide mechanisms to report unethical conduct and foster a culture of honesty, integrity and accountability.

All of our employees, including our Chief Executive Officer and Chief Financial and Principal Accounting Officer, are required by our policies on business conduct to ensure that our business is conducted in a consistent legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and protection of confidential information and insider trading, as well as strict adherence to all laws and regulations applicable to our business. We offer online courses in business ethics and, from time to time, conduct business ethics seminars in-house.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our policies and procedures. The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal controls over financial reporting or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting and auditing matters. We have such procedures in place. In addition, we require employees to report to the appropriate internal contacts evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by us or any of our executive officers, Directors, employees or agents.
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ENVIRONMENTAL, SOCIAL AND GOVERNANCE INITIATIVES

We recognize the importance of environmental, social, and governance (ESG) issues and strives to be a responsible corporate citizen by promoting business practices that benefit all of our stakeholders. Operating sustainably has contributed to our proud 75-year history. We are committed to promoting Board and workforce diversity, providing opportunities for advancement, and treating all of our employees with dignity and respect. We also aim to reduce our environmental impact through energy efficiency initiatives, a shift toward more sustainable products, and a focus on waste reduction.

For more information about our ESG strategy and goals, please visit www.investors.hibbett.com/ESGReport. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

Annual compensation for non-employee Directors for Fiscal 2021 was comprised of cash and equity compensation. Each of these components and the total compensation amounts of our non-employee Directors for the fiscal year ended January 30, 2021 are shown in the following table (in dollars):

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
Jane F. Aggers(4)	$71,250	$109,850	$—	$—	$181,100
Anthony F. Crudele	$145,000	$107,625	$—	$—	$252,625
Karen S. Etzkorn(5)	$—	$156,100	$—	$—	$156,100
Terrance G. Finley	$70,000	$—	$44,989	$—	$114,989
Dorlisa K. Flur(6)	$70,000	$52,583	$—	$—	$122,583
James A. Hilt	$70,000	$—	$44,989	$—	$114,989
Jamere Jackson(7)	$47,692	$75,007	$—	$—	$122,699
Lorna E. Nagler(8)	$70,000	$52,583	$—	$—	$122,583
Ralph T. Parks(9)	$21,154	$86,100	$—	$—	$107,254
Alton E. Yother	$100,000	$86,100	$—	$2,468	$188,568

(1) Stock awards represent the annual equity award to Directors for those Directors who chose stock as their form of equity under the 2012 Director Equity Plan and director fees deferred into stock units under the 2015 Director Deferred Compensation Plan (Deferred Plan). Stock awards are valued at their grant date fair value equal to the closing stock price of our common stock on the date of grant.

(2) Option awards represent the annual equity award to Directors for those Directors who chose stock options as their form of equity under the 2012 Director Equity Plan. Stock options are valued at their grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Compensation –Stock Compensation (ASC Topic 718). Total options outstanding to purchase our common stock at January 30, 2021 for our current non-employee Directors were as follows:

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Director	Options Outstanding	Expiration Dates
Ms. Aggers	9,073	3/16/2021 - 12/31/2022
Mr. Crudele	—	N/A
Ms. Etzkorn	—	N/A
Mr. Finley	54,266	3/13/2022 - 4/7/2030
Ms. Flur	—	N/A
Mr. Hilt	41,233	9/16/2027 - 4/7/2030
Mr. Jackson	—	N/A
Ms. Nagler	—	N/A
Mr. Yother	5,000	3/13/2022

During Fiscal 2021, we made an annual grant of stock options to two directors dated April 7, 2020. A total of 27,000 stock options were granted at an exercise price of $12.30. The fair value of the grants was $3.33, which was estimated on the date of grant using the Black-Scholes pricing model assuming an expected life of 2.7 years, expected volatility of 41.63%, a risk-free interest rate of 0.33% with no dividend yield.

See Note 4 to the consolidated financial statements in our Annual Report for additional information regarding the Company’s assumptions concerning expected option life, expected volatility, risk-free interest rate and dividend yield.

(3) All other compensation consists of interest earned on compensation deferred in prior years. It does not include the value of occasional gifts of negligible value given to Directors such as athletic inspired merchandise.

(4) Ms. Aggers elected to defer a portion of her fees earned for Fiscal 2021 into stock units subject to the provisions of the Deferred Plan. Total fees earned by Ms. Aggers for Fiscal 2021 were $95,000. Allocations of deferred fees are calculated each calendar quarter. The Fiscal 2021 deferrals for Ms. Aggers, including her annual equity award, converted into 8,107 stock units that will be paid out under the Deferred Plan based upon her elections at deferral.

(5) Ms. Etzkorn elected to defer all fees earned for Fiscal 2021 into stock units subject to the provisions of the Deferred Plan. Total fees earned by Ms. Etzkorn for Fiscal 2021 were $70,000. Allocations of deferred fees are calculated each calendar quarter. The Fiscal 2021 deferrals for Ms. Etzkorn, including her annual equity award, converted into 10,261 stock units that will be paid out under the Deferred Plan based upon her elections at deferral.

(6) Ms. Flur was appointed to our Board in July 2019. In Fiscal 2021, she received a pro-rated annual award of 4,275 restricted stock units based on her Fiscal 2020 service and which will pay out based upon her deferral election.

(7) Mr. Jackson was elected to our Board in May 2020. He received an initial equity grant upon appointment valued at $75,000, which converted into 3,264 restricted stock units and are subject to a one-year service period, which will be fully vested upon his one-year anniversary with the Board. Awards to new directors are made one month after attendance of their first Board or committee meeting, therefore, Mr. Jackson’s grant date was July 5, 2020.

(8) Ms. Nagler was appointed to our Board in July 2019. In Fiscal 2021, she received a pro-rated annual award of 4,275 restricted stock units based on her Fiscal 2020 service and which will pay out based upon her deferral election.

(9) Mr. Parks served on our Board through his retirement on May 28, 2020. His cash fees represent his retainer through his date of retirement. He received his annual equity grant of restricted stock units that vested effective on his date of retirement.

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Director Fees Earned or Paid in Cash

Fees earned or paid in cash consist of annual Board fees to all non-employee Directors and annual retainers for our Chair and Chair of our Audit and Compensation Committees. The Board adopted the following pay structure in Fiscal 2021 for non-management Directors:

Type	Annual Amount	Pay Frequency/Description
Annual Retainer	$70,000	Quarterly - to all non-employee Directors
Chairman(1)	$75,000	Quarterly - additional annual retainer
Audit Committee Chair(2)	$35,000	Quarterly - additional annual retainer
Compensation Committee Chair	$25,000	Quarterly - additional annual retainer

(1) In the event the Chair is not an independent Director, the Board will designate a Lead Director who shall be an independent Director. There was no Lead Director in Fiscal 2021.

(2) The additional annual retainer to the Audit Committee Chair was $25,000 through the first two quarters of Fiscal 2021 and was raised to $35,000 effective the third quarter of Fiscal 2021.

The independent Chairman (or the Lead Director if the Chairman is not independent) also acts as Chair of the NCG Committee. Payments to our independent Directors may be paid in cash or may be deferred into stock units, stock options or cash. Fees earned by our independent Directors are in the form of retainers with no per meeting fees. The total fees earned or paid in cash to all independent Directors during Fiscal 2021 are outlined in the following table:

Director	Annual	Chair	Committee Chair	Total Fees Earned	Total Paid in Cash
Ms. Aggers(1)	$70,000	$—	$25,000	$95,000	$71,250
Mr. Crudele(2)	$70,000	$75,000	$—	$145,000	$145,000
Ms. Etzkorn(3)	$70,000	$—	$—	$70,000	$—
Mr. Finley(2)	$70,000	$—	$—	$70,000	$70,000
Ms. Flur(2)	$70,000	$—	$—	$70,000	$70,000
Mr. Hilt(2)	$70,000	$—	$—	$70,000	$70,000
Mr. Jackson(2)	$47,692	$—	$—	$47,692	$47,692
Ms. Nagler(2)	$70,000	$—	$—	$70,000	$70,000
Mr. Parks(2)	$21,154	$—	$—	$21,154	$21,154
Mr. Yother(2)	$70,000	$—	$30,000	$100,000	$100,000

(1) Ms. Aggers elected to defer 25% of her Board fees earned into stock units pursuant to the Deferred Plan. The remainder of Ms. Aggers’ fees were paid in cash.

(2) All Board fees earned were paid in cash.

(3) Ms. Etzkorn elected to defer all of her Board fees into stock units pursuant to the Deferred Plan.

Equity Plans for Directors

There were two plans that governed equity awards to non-employee Directors during Fiscal 2021.

2012 Non-Employee Director Equity Plan (DEP). The DEP provides for grants of equity awards to non-employee Directors and was adopted by our stockholders and made effective on May 24, 2012. The DEP allows each non-employee Director to elect the form of equity they prefer and to receive their equity on a tax deferred basis. Non-
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employee Directors receive a fully vested equity award based on the value approved by the Board and the irrevocable elections must be made prior to the beginning of each calendar year. If no choice is made, the equity award will be issued as stock options.

A newly appointed or elected non-employee Director to the Board can elect a form of equity prior to the first Board meeting attended. If no choice is made, the equity award will be issued as stock options based on the value approved by the Board for newly appointed or elected Directors. This initial award is subject to forfeiture if the Director does not complete one year of service on the Board, subject to death, change in control or subsequent Board action.

Each non-employee Director who is elected or appointed to the Board receives an equity award upon election. An annual grant is made to each non-employee Director who has served a full fiscal year, which is pro-rated for Directors who serve less than one full fiscal year. Under the DEP, the stockholder approved maximum value allowed for equity awards to each non-employee Directors is $150,000 annually. The Board historically awards below the maximum value. Equity forms allowed under the DEP are stock options, stock appreciation rights, restricted stock and restricted stock units.

The annual option grant to non-employee Directors in Fiscal 2021 was governed by the DEP. The annual grant to non-employee Directors occurs on the same date as the annual grant of equity awards to management and our other employees. The Compensation Committee has adopted the annual grant date as no earlier than the third business day following the release of the Company’s annual earnings for the fiscal year, but no later than the first (1st) Monday in April. Stock awards under the DEP relating to service during the current fiscal year are awarded the following fiscal year to eligible directors serving as a director on the last day of our fiscal year.

Due to the macroeconomic environment and unprecedented disruption caused at the onset of the COVID-19 pandemic in early 2020, the resulting significant global market decline, and its initial effect on the value of our common stock, the NCG Committee recommended to the Board that the annual awards to Directors for Fiscal 2021 be a set number of restricted stock units or stock options, depending on each Director’s election. This varied from the past historical practice of awarding a specific value of awards that was determined based on the price of our common stock on the date of grant. The NCG Committee reasoned that the depressed price of our common stock could yield an unintended windfall to Directors and therefore set the annual awards at 7,000 shares of restricted stock units (pro-rated for Directors who did not serve a full year in Fiscal 2020) and 13,500 stock options awarded based on each Director’s election for Fiscal 2021. The Chairman received 8,750 restricted stock units for Fiscal 2021.

The value of the Fiscal 2021 awards was:

Description	Equity Election	Fair Market Value at Grant	Historical Value Granted
Directors who served a full fiscal year	RSUs	$86,100	$100,000
Directors who served a full fiscal year	Stock Options	$44,989	$100,000
Chairman of the Board	RSUs	$107,625	$125,000

2015 Director Deferred Compensation Plan (Deferred Plan). The Deferred Plan was adopted effective July 1, 2015 and allows non-employee directors an election to defer all or a portion of their fees into cash, stock units or stock options annually on a calendar year basis. Any eligible Director may make a deferral by delivering an election to us no later than December 31 of the year immediately preceding the year to which the election is related. Newly elected or appointed eligible Directors have 30 days following the date on which they first became a Director to make such election.

One eligible Director deferred all Board fees earned in Fiscal 2021 and one eligible Director deferred a portion of Board fees earned in Fiscal 2021. For Fiscal 2022, one eligible Director has elected to defer all or a portion of her
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Board fees. Deferrals to stock option awards are governed by the DEP. Deferral elections for Fiscal 2021 were made pursuant to the Deferred Plan.

Stock Awards. Under the Deferred Plan, the election to defer fees into stock units is calculated by taking the total fees deferred each calendar quarter and dividing by the closing price of our common stock on the last day of the calendar quarter to determine the number of stock units earned for that period. Stock units earned are governed by the DEP.

Ms. Aggers elected to defer 25% of her Board fees earned during Fiscal 2021 into stock units. In Fiscal 2021, Ms. Aggers deferred total fees of $23,750 which converted into 1,107 stock units. Ms. Etzkorn elected to defer 100% of her Board fees earned during Fiscal 2021 into stock units. In Fiscal 2021, Ms. Etzkorn deferred total fees of $70,000 which converted into 3,261 stock units.

Option Awards. Under the Deferred Plan, the election to defer fees into stock options is calculated by taking the total fees deferred each calendar quarter and dividing by the closing price of our common stock on the last day of the calendar quarter times a factor of 0.33 to determine the number of stock options earned for that period. Stock options earned are governed by the DEP.

Options awarded to non-employee Directors vest immediately upon grant and expire on the tenth anniversary of the date of grant. We apply the fair value recognition provisions of ASC Topic 718. The fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model. (See Note 4 to the consolidated financial statements in our Annual Report.)
All Other Compensation

We have determined that there was no other compensation paid to Directors for director services in Fiscal 2021 except for the interest earned on Mr. Yother’s deferred compensation. It does not include occasional gifts to Directors, usually in the form of athletic inspired merchandise such as footwear or apparel, which have a negligible market value. Each Director is entitled to reimbursement for his/her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials.

Director Compensation Changes for Fiscal 2022

Currently, there are minimal changes planned for the compensation structure for non-employee Directors for Fiscal 2022. No change was recommended to the cash compensation of Directors with the exception of increasing the additional retainer for the Chair of the Audit Committee from $25,000 to $35,000 annually, effective the third quarter of Fiscal 2021. The NCG Committee also adopted, and the Board approved, a nominal increase in the value of equity awards to Directors effective with the Fiscal 2022 grant dated March 22, 2021:

Description	Fiscal 2021	Fiscal 2022
Annual equity award value - Chairman	$125,000	$135,000
Annual equity award value - independent Directors(1)	$100,000	$110,000
Equity award value upon initial election to the Board	$75,000	$75,000

(1) Pro-rated for less than one year of service.

The NCG Committee typically reassesses the Board structure and compensation annually after the Annual Meeting of Stockholders.
Stock Ownership Requirements for Non-Employee Directors

The Compensation Committee has adopted stock ownership requirements for Directors in an effort to better align personal and corporate incentives of Directors with our stockholders. Within three years of a Director’s election or
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appointment, non-employee Directors are required to maintain ownership of Company equity in an amount equal to three times (3x) their annual cash retainer. Company equity may be in the form of common stock or common stock equivalents such as options, restricted stock, stock units, etc. Common stock and common stock equivalents are valued based on the closing price of our common stock on the last business day of the fiscal year, and stock options are valued using the Black Scholes method as if the award had been granted on the last day of the fiscal year but using the initial grant date strike price.

Once the ownership requirement threshold is initially achieved, the Director will be granted reasonable, additional time to re-achieve the required equity ownership level if it is determined that the ownership fell below the required level due solely to a price decline of our stock, as opposed to the selling of Company equity.

As of the fiscal year ended January 30, 2021, all of our non-employee Directors were in compliance with the stock ownership requirements, including Mr. Jackson who was elected to the Board in May 2020 and who has three years from his appointment to achieve the required ownership amount.

COMPENSATION COMMITTEE REPORT

The Compensation Discussion and Analysis (CD&A) included in this Proxy Statement is intended to provide our stockholders with information about our compensation philosophy and to understand our rationale and decision-making process concerning our compensation practices with respect to our NEOs through clearly communicated narratives and tables.

The CD&A should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures contained within. We have reviewed the CD&A included in this Proxy Statement and discussed it with management. In reliance on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis following this report be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021.

Submitted by the members of the Compensation Committee of the Company’s Board of Directors:

Jane F. Aggers, Chair,
Karen S. Etzkorn, Terrance G. Finley, James A. Hilt and Lorna E. Nagler

The Compensation Committee report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Compensation Risk Assessment

As part of our overall business risk assessment, we conduct an assessment of our compensation plans and measures to evaluate whether the plans may cause the Board, executives, managers and/or all employees to act in an undesired manner inconsistent with Company objectives, strategies and ethical standards and with prudent business practices. The Compensation Committee supports the Board’s oversight of risk management by addressing risks inherent in matters under the Committee’s purview, including executive compensation, incentive plans and succession planning.

We present and discuss the findings of the risk assessment with the Audit Committee on an annual basis. Based upon the assessment and discussions with the Audit Committee, we believe that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of the Company or any of our subsidiaries. In addition, none of the members of the Compensation Committee has or had any relationship with the
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Company during Fiscal 2021 that requires disclosure in accordance with the applicable SEC rules relating to compensation committee interlocks and insider participation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

This Compensation Discussion and Analysis describes our executive compensation program, including a discussion of our compensation objectives and philosophy and the material elements of the program. The discussion is focused on our named executive officers (NEOs) for Fiscal 2021, who were:

Named Executive Officer	Title
Michael E. Longo	President and Chief Executive Officer
Robert J. Volke(1)	Senior Vice President and Chief Financial Officer
Scott R. Humphrey(2)	Former Interim Chief Financial Officer
Jared S. Briskin	Senior Vice President and Chief Merchant
William G. Quinn	Senior Vice President Digital Commerce
Ronald P. Blahnik	Senior Vice President and Chief Information Officer
Cathy E. Pryor(3)	Former Senior Vice President of Operations

(1) Mr. Volke was appointed as our Senior Vice President of Accounting and Finance, effective April 13, 2020 and as our Chief Financial Officer effective April 17, 2020.
(2) Mr. Humphrey served as our Interim Chief Financial Officer through April 17, 2020.
(3) Ms. Pryor served as our Senior Vice President of Operations through April 1, 2020.

Fiscal 2021 Compensation Highlights

COVID-19 Impacts to Fiscal 2021 Incentive Compensation and Equity Awards

Our Compensation Committee has historically based the performance-incentive program (including cash incentive and equity) for our executive officers on Company metrics, which over the last several years has been ROIC and EBIT. These decisions are typically finalized at its March meeting. For Fiscal 2021, the Compensation Committee again based the short-term cash incentive on EBIT for Fiscal 2021. Due to the macroeconomic environment and unprecedented disruption caused by the onset of the COVID-19 pandemic, the resulting significant global market decline, and its initial effect on the value of our common stock, the Compensation Committee decided to make adjustments to the compensation structure for Fiscal 2021 by awarding solely service-based awards to our executives, with no performance criteria. In considering overall workforce retention and the immeasurable effects of the COVID-19 pandemic, the Compensation Committee determined it was important to award equity to executive officers and eligible team members recognizing that all were working under unprecedented conditions while protecting against unintended windfalls.

This varied from the historical practice of awarding a specific value of awards that was determined based on the price of our common stock on the date of grant, in a mix of performance-based and service-based awards for our executive officers. The Compensation Committee reasoned that the depressed price of our common stock at the time of grant could yield an unintended windfall to our executive officers. The Compensation Committee believed that under the economic environment at the onset of the COVID-19 pandemic, all our team members were faced with unmitigated uncertainties and working conditions to keep our business on track towards our strategic goals for Fiscal 2021 and beyond.

The primary objectives of our executive compensation program in Fiscal 2021 were to provide compensation that:
•attracts and retains highly qualified executive officers and motivates them to deliver a consistently high level of performance;
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•aligns the economic interests of our executive officers with those of our stockholders by placing a portion of their compensation at risk through performance goals that, if achieved, are expected to increase total stockholder return;
•rewards performance that emphasizes teamwork among executive officers that supports healthy Company growth and supports the Company’s values by promoting a culture of integrity, business ethics and customer service; and
•rewards execution of short-term and long-term strategic initiatives.

We believe the compensation earned by our NEOs reflect our financial results in Fiscal 2021, particularly their variable or at risk compensation. The performance and pay results are strong indicators that our business strategy and compensation philosophies are appropriately synchronized.

In Fiscal 2021, the Compensation Committee structured the total compensation program for executives to consist of:
•base salary,
•performance-based cash bonus,
•service-based equity awards, and
•certain other benefits discussed in more detail later in this document.

Apart from the changes mentioned above for Fiscal 2021 as a result of the impacts of the COVID-19 pandemic, our compensation program has been consistently applied by the Compensation Committee for several years. The Compensation Committee believes that a majority of the total compensation opportunity for executives should be variable or at risk with the majority allocated to cash bonuses and equity awards that are contingent on the achievement of predetermined performance measures in order to align compensation with the interests of stockholders. Performance measures for management are based on Company-wide targets, with a greater emphasis for more senior personnel.

Each year, we seek to mitigate compensation-related risk through:
•an annual enterprise-wide risk assessment, which includes compensation;
•a clawback policy for NEOs and other employees covering both cash incentive and equity compensation;
•stock ownership guidelines for all NEOs and Directors;
•no guaranteed bonuses; and
•an anti-hedging policy applicable to all Directors, executive officers and certain employees.

Total Compensation Program Objectives and Philosophy

Individual compensation levels are based on the duties and responsibilities assumed by each NEO, individual performance, tenure and the attainment of Company goals. The Compensation Committee considers compensation levels of comparable executives at peer companies to ensure basic compensation competitiveness but does not benchmark NEO compensation to particular executive compensation percentiles at peer group companies.

Our NEOs are accountable for the performance of the Company and the function they manage and are compensated based on that performance. NEOs are rewarded when defined performance objectives are achieved and value is created for our stockholders. The Compensation Committee has decided to base the majority of performance-based compensation, including equity awards, on the achievement of Company goals, with the exception of any newly-hired executive whose initial bonus and equity are typically based on service. The Compensation Committee’s philosophy is that a higher percentage of pay dependent on our performance adds stockholder value by aligning executive compensation with revenue and net income growth.

Long-term compensation for NEOs consists of equity awards such as restricted stock units (RSUs). In determining equity awards, the Compensation Committee endeavors to create a balance that reinforces the “pay-for-performance” philosophy while encouraging share ownership and retention. The Compensation Committee has currently opted to award only RSUs in the annual employee award, which includes our NEOs.

Historically, the majority of awards to our NEOs contain performance and service criteria set by the Compensation Committee that must be achieved in order to be earned. The awarding of PSUs is designed to align stockholder and management interests through incentives that encourage the highest level of corporate governance and focus on
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rewarding our executives for increased Company value and financial results over the long-term, without encouraging excessive or unnecessary risk-taking. The remainder of RSU awards to our NEOs are service-based and vest equally over a three-year period. The service-based awards encourage share ownership and retention of key employees. We also awarded a special grant of service-based RSUs to Ms. Pryor and Mr. Briskin in Fiscal 2020 as part of a retention agreement discussed below. The form and composition of equity awards, as well as other elements of compensation, may be adjusted in the future as our compensation philosophy evolves. The RSU awards to our employees, excluding our NEOs, are service-based only.

Role of Our Compensation Committee

The Compensation Committee approves all cash and equity-based compensation to our executive officers, including the CEO. Prior to approving such compensation, the Compensation Committee oversees the performance evaluations of our CEO and other executive officers. The Compensation Committee reviews the compensation of the CEO in light of his performance evaluation and, following discussions with him where it deems appropriate, establishes his compensation. Our Compensation Committee also administers the 2015 Plan and approves all equity grants to executive officers.

The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs and has taken steps to significantly enhance the Compensation Committee’s ability to effectively carry out its responsibilities as well as ensure that we maintain strong links between executive pay and Company performance. The Compensation Committee actively and consistently:
•holds executive sessions without the presence of management;
•reviews and implements a compensation structure for our NEOs;
•considers succession plans and strategies for our NEOs, as well as other key employees; and
•monitors stock ownership of our NEOs.

The Compensation Committee’s Charter reflects these and other responsibilities, and the Compensation Committee and the Board periodically review and revise the Compensation Committee Charter. The NCG Committee recommends the Compensation Committee’s membership.

Role of Executive Officers in Compensation Decisions

For Fiscal 2021, Ms. Aggers, Chair of our Compensation Committee, reviewed the performance of our CEO with the Compensation Committee, while Mr. Longo, our CEO and President, reviewed the performance of the other NEOs with the Compensation Committee. Recommendations for base pay, as well as for percent of base pay for bonus and equity awards, were made accordingly with respect to executive compensation for NEOs. The Compensation Committee generally approves the recommendations with minor adjustments. As prescribed in the Company’s Statement of Employee Equity Grant Practices, the Compensation Committee conducts these reviews within 90 calendar days of the Company’s fiscal year end. The only other role NEOs have in the determination of executive compensation is in the recommendation of the annual Company budget from which performance levels are based for incentive bonuses and performance-based equity awards. The annual Company budget is presented by management to the entire Board for review and approval.

Role of Compensation Consultants

In the fourth quarter of Fiscal 2021, the Compensation Committee engaged Compensation Advisory Partners (CAP), an independent compensation consultant to review the competitiveness of our compensation program for executives. The scope of the engagement included an analysis of our executive compensation program, including equity grant practices, against our peers and an analysis of our peer group.

The Compensation Committee last engaged an independent compensation consultant in Fiscal 2016 to advise the Committee on matters relating to executive compensation and assist in developing and implementing our executive compensation program. Furthermore, the Compensation Committee has, on occasion, utilized an online compensation subscription service that provides detailed executive compensation benchmarking analytics for comparison of our executive pay packages to that of our peer group. Our Company counsel also provides feedback
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from time to time, particularly on matters related to our equity plans, change of control agreements and severance agreements.

Peer Groups, Annual Benchmarking and Survey Data

The Compensation Committee evaluates our executive compensation practices and financial performance by reference to a peer group. The peer group is a group of companies which would be considered peers for executive talent purposes and is similar to us in terms of size, industry and/or scope of operations. Due to the limited number of companies directly similar in size, we include companies that are both somewhat smaller and somewhat larger than us, particularly companies from which we could recruit executive talent. The Compensation Committee periodically reviews the companies comprising the peer group and revises the group as it deems appropriate to reflect applicable changes within the industry.

For Fiscal 2021, we reviewed our senior executive compensation relative to the peer group with supplemental data from published market surveys with the independent compensation consultant we engaged in Fiscal 2016. The Committee used the reporting provided to evaluate whether the executive compensation levels, including base salary and incentive payouts, were within industry norms and our business strategy. Data from the peer group was supplemented with broad-based compensation survey data to develop a comprehensive view of the competitive market. The Committee believes that use of this survey data is an important element of our compensation evaluation. Compensation survey data includes companies comparable to us in terms of size and scale from the broader retail industry that influence the competitive market for executive compensation levels.

The following is a list of the companies which were most often used by the Compensation Committee in Fiscal 2021 when evaluating our executive compensation:

Company/Division	Ticker	Company/Division	Ticker
Buckle Inc.	BKE	Shoe Carnival Inc.	SCVL
Five Below, Inc.	FIVE	Stage Stores, Inc.	SSI
Foot Locker, Inc.	FL	Tilly’s Inc.	TLYS
Genesco Inc.	GCO	Zumiez, Inc.	ZUMZ

While the Compensation Committee does not directly benchmark NEO compensation to the comparable executive compensation at these peer companies, it does consider general competitiveness of the total compensation of our NEOs compared to similarly situated executive officers. The Compensation Committee has adopted a philosophy of targeting overall compensation levels that are competitive with market median, while factors such as length of time in the position, performance in the role, overall corporate performance, and retention concerns ultimately influence decisions and individual positioning relative to market.

Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:
•Pay-for-performance. A significant portion of the total compensation of our executive officers is composed of annual and long-term incentive payments that are earned upon achievement of financial results that contribute to total stockholder return.
•Reward long-term growth and sustained profitability. The majority of equity awards are based on a combination of short-term and long-term financial goals. These awards require sustained financial performance to deliver significant value and encourage our executive officers to execute strategic initiatives and deliver continued growth over an extended period of time.
•Share ownership and retention. While the performance-based equity awards also contain a service condition, a portion of equity awards are intended solely to encourage retention and ownership in the Company.
•Modest benefits and limited perquisites. We provide standard employee benefits and very limited perquisites or other forms of compensation to our NEOs. Any perquisites received are generally available
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to other levels of management and employees. We believe our compensation program provides adequate financial opportunities to our executive officers to the extent that extra benefits and perquisites are not required to attract and retain such executives.

Elements of our Compensation Program

Compensation Element	Objective	Type and Form of Compensation
Base Salary	To provide a minimum, fixed level of cash compensation for executive officers	Not at risk; Annual cash compensation
Stock Unit Awards	To provide a minimum, fixed level of equity compensation for executive officers	Not at risk; Annual service- based compensation
Short-Term Incentive (Cash Bonus)	To encourage and reward executive officers for achieving annual Company performance goals	At risk; Annual performance compensation
Long-Term Incentive (Equity Awards)(1)	To motivate and retain executive officers and align their interest with stockholders through:
	Performance-based RSUs based on short-term financial goals and long-term service	At risk; Short-term performance compensation
	Performance-based RSUs based on long-term financial goals	At risk; Long-term performance compensation
Employee Benefits	To promote health, well-being and financial security of employees, including executive officers	Not at risk; Annual indirect compensation

(1) The Fiscal 2021 compensation package of our NEOs did not include long-term incentive equity awards as discussed throughout this Proxy Statement.

Annual Cash Compensation

Base Salary

Base salaries are the foundation of our executive compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future performance. Base salary levels also impact amounts paid under other elements of our executive compensation program, including short-term incentives and equity awards.

The base salaries for our NEOs in Fiscal 2021, Fiscal 2020 and Fiscal 2019 were:

NEO	Fiscal 2021	Fiscal 2020	Fiscal 2019
Mr. Longo(1)	$500,000	$369,479	N/A
Mr. Volke(2)	$335,000	N/A	N/A
Mr. Humphrey(3)	$219,750	$192,863	N/A
Mr. Briskin	$380,000	$350,000	$325,000
Mr. Quinn(4)	$345,000	N/A	N/A
Mr. Blahnik(5)	$340,000	N/A	N/A
Ms. Pryor(6)	$405,000	$405,000	$400,000

(1) Mr. Longo, as Chief Executive Officer of City Gear, a wholly owned subsidiary of the Company following the acquisition of City Gear in November 2018, had a base salary of $370,000, which was raised to $500,000 upon appointment as President and CEO of the Company on December 16, 2019. The amount in the table above represents the blended amount of his base salary in Fiscal 2020. Mr. Longo was not an NEO in Fiscal 2019.
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(2) Mr. Volke was appointed as our Senior Vice President of Accounting and Finance, effective April 13, 2020, and Chief Financial Officer, effective April 17, 2020. Mr. Volke was not an NEO in Fiscal 2020 or Fiscal 2019.

(3) Mr. Humphrey served as our interim Chief Financial Officer through April 17, 2020 and was paid a negotiated contract amount as discussed later in this Proxy Statement. The amounts in the table above represent the amount paid by the Company under contract for Mr. Humphrey’s services in Fiscal 2021 and Fiscal 2020.

(4) Mr. Quinn was appointed as our Senior Vice President of Digital Commerce, effective April 26, 2019. Mr. Quinn was not an NEO in Fiscal 2020 or Fiscal 2019.

(5) Mr. Blahnik was appointed as our Senior Vice President and Chief Information Officer effective April 26, 2019. Mr. Blahnik was not an NEO in Fiscal 2020 or Fiscal 2019.

(6) Ms. Pryor served as our Senior Vice President of Operations through April 1, 2020. Ms. Pryor’s base salary earned through April 2020 was $113,711.

In some cases, base salaries fall at the 25th percentile of median base salaries for comparable executives at peer companies due to the Compensation Committee’s philosophy of emphasizing performance-based compensation. The salary levels for our NEOs for the fiscal year ended January 30, 2021, are based upon individual performance and responsibility, as well as the salary levels paid by other similarly situated retail companies from our peer group. Based upon a review of such companies, the base salary levels approved by the Compensation Committee are generally conservative when compared to our peers, because their philosophy is that performance-based pay adds more value to the stockholder.

Substantial additional earnings opportunities are provided primarily through achievement of Company performance goals that also apply to equity-based awards. We generally set a moderate base pay and combine it with a significant performance component that provides our executives with an incentive-based compensation program consistent with our emphasis on being financially conservative.

Short-Term Incentive Compensation (Cash Bonus)

Our cash bonus program is subject to the 2016 Executive Officer Cash Bonus Plan (Bonus Plan) adopted by our stockholders. With the adoption of the Bonus Plan, the Compensation Committee has guidelines by which to structure incentives to executive officers through the use of qualified performance-based compensation. The Bonus Plan allows flexible compensation alternatives within our overall compensation philosophy.

The Bonus Plan is designed to provide short-term incentive compensation to our executives based upon pre-established performance goals for the Company. The Compensation Committee determines the amount of target bonus awards for each executive as a percent of their base salary. Bonus targets emphasize contribution to our success during the year and the performance of those aspects of our business for which each executive has responsibility. See the Summary Compensation Table and narrative discussion below for individual executive officer detail.

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The following table illustrates the NEO’s (other than Mr. Humphrey) target bonus as a percent of individual base salaries for Fiscal 2021, Fiscal 2020 and Fiscal 2019 of which the executives earned 200.0%, 190.0% and 65.0% of their target for each year, respectively:

NEO	Position	Fiscal 2021	Fiscal 2020	Fiscal 2019
Michael E. Longo(1)	CEO and President	100.0%	100.0%	N/A
Robert J. Volke(2)	Senior Vice President and CFO	75.0%	N/A	N/A
Jared S. Briskin	Senior Vice President and Chief Merchant	75.0%	75.0%	75.0%
William G. Quinn(2)	Senior Vice President of Digital Commerce	75.0%	N/A	N/A
Ronald P. Blahnik(2)	Senior Vice President and CIO	75.0%	N/A	N/A
Cathy E. Pryor(3)	Former Senior Vice President of Operations	N/A	75.0%	75.0%

(1) Mr. Longo, upon appointment as CEO and President in December 2019, was given a target bonus of 100% of his base salary, pro-rated for his time as CEO and President in Fiscal 2020. As Chief Executive Officer of City Gear, his target bonus was 50.0% of his base salary, pro-rated for his time as Chief Executive Officer of City Gear in Fiscal 2020.

(2) Messrs. Volke, Briskin, Quinn and Blahnik were not NEOs in Fiscal 2020 or Fiscal 2019.

(3) Ms. Pryor forfeited her bonus upon termination.

Company performance goals were based on earnings before interest and taxes (EBIT) determined by the annual budget as approved by the Board of Directors for Fiscal 2021, Fiscal 2020 and Fiscal 2019 and adjusted as described below. Each bonus was contingent solely upon Company performance. The annual cash bonus represents the Compensation Committee’s “pay-for-performance” philosophy. If the EBIT target that is established is exceeded, then the NEO earns more, up to 200.0% of the target bonus; if we fall short of our EBIT target, then the NEO earns less or nothing at all. This tiered structure is applied to all our NEOs and also to the overall employee cash bonus portion that is contingent on the EBIT goal.

For Fiscal 2021, Fiscal 2020 and Fiscal 2019, each executive’s (and employee’s) earned percentage of his or her Company performance bonus depended on the Company’s actual performance in relation to the Company’s EBIT goal as summarized in the following table:

% of Company Performance Goal Attained	Portion of NEO’s Company Performance Bonus Deemed Earned
Below 90.0%	0.0%
90.0%	50.0%
95.0%	75.0%
100.0%	100.0%
105.0%	125.0%
110.0%	150.0%
115.0%	175.0%
120.0% or above	200.0%

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The following table sets forth the EBIT goal for each year and the level achieved and paid out to our eligible NEOs (and employees in our bonus pool) based on that achievement for Fiscal 2021, Fiscal 2020 and Fiscal 2019:

Fiscal Year	EBIT Goal	EBIT Achieved	% of Goal Achieved	% of Payout
Fiscal 2021	$60.6 million	$141.4 million	233.3%	200.0%
Fiscal 2020	$49.5 million	$58.8 million	118.8%	190.0%
Fiscal 2019	$46.8 million	$43.8 million	93.6%	65.0%

The Compensation Committee strives to set goals that motivate our executive officers to improve performance over previous years, without encouraging excessive risk taking, while taking into consideration long-term strategic initiatives that may impact year-over-year comparability. Calculation of the Company performance bonus earned by each NEO is based on the final audited consolidated financial statements and, if applicable, is usually paid out in March of the following year.

The Compensation Committee reserves the right to make adjustments to incentive bonuses. In Fiscal 2021, the Compensation Committee excluded costs of $43.1 million associated with the acquisition and integration of City Gear and expenses attributable to the COVID-19 pandemic when determining the level of achievement for the EBIT goal for Fiscal 2021. Even without consideration of excluded costs, the EBIT achieved for Fiscal 2021 was $98.4 million which would have yielded the same payout.

In Fiscal 2020, the Compensation Committee excluded costs of $22.7 million associated with the acquisition of City Gear, the CEO transition and our store realignment when determining the level of achievement for the EBIT goal for Fiscal 2020. In Fiscal 2019, the Compensation Committee excluded costs of $6.2 million associated with the acquisition of City Gear when determining the level of achievement for the EBIT goal for Fiscal 2019.

In all cases, the Compensation Committee determined that the adjustments were reasonable based primarily on the fact these transactions were not included in the projections at the time the Board was adopting the performance measurements and/or management’s ability or inability to control the financial impacts of the transactions. Any modifications are carefully considered by the Compensation Committee and applied to special circumstances, such as those above, that warrant the modification. There were no individual performance goals set for our NEOs for Fiscal 2021, Fiscal 2020 and Fiscal 2019.

Annual Long-Term Incentive Compensation (Equity Awards)

Equity Award Practices

The Compensation Committee determines the amount of target equity awards for each executive as a percent of their base salary. Through our 2015 Plan, the Compensation Committee has a wide range of award-based incentive alternatives to offer our NEOs. Equity award types including stock options, stock appreciation rights, PSUs and RSUs, may be granted at the discretion of the Compensation Committee. Awards of equity-based compensation to our executive officers complement our cash incentives and encourage an ownership stake in our Company to align the interest of our NEOs and our stockholders.

With the exception of new hire grants to executive officers, the Compensation Committee primarily grants PSUs to our NEOs as part of their annual compensation package, up to the limits allowed in the 2015 Plan at the time of grant. In Fiscal 2019, the Committee introduced RSUs to the mix of equity awards granted to our NEOs. PSUs are believed to strengthen the longer-term pay-for-performance alignment of the Company’s compensation program and provide retention motivation through time-vesting of half of the awards after achievement of the stated performance goal. RSUs with time-based vesting without performance conditions are believed to strengthen retention motivation and overall equity ownership in the Company.

The Compensation Committee’s equity award policy is designed to facilitate the establishment of appropriate processes, procedures and controls in connection with the administration of our equity-based incentive plans. The Compensation Committee’s policy sets the annual grant date for management and employee equity awards as no
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earlier than the third business day following the release of the Company’s annual earnings for the fiscal year just ended but no later than the first (1st) Monday of April each year. However, they do have the discretion to set the annual grant date outside these dates if circumstances warrant such as it did in Fiscal 2021 where the grant date was set as April 7, 2020. The Compensation Committee utilized this extra time to give thoughtful and judicious consideration for temporary changes to the executive compensation structure in light of any unanticipated impacts of the COVID-19 pandemic and its potential effects, both business and personal, on the leadership team while navigating unforeseen challenges.

Stock Awards

As part of the annual equity award, our practice is to determine the dollar amount of equity compensation that we want to provide to our executive officers as a percentage of base salary.

In Fiscal 2021, the Committee awarded only RSUs to all employees, including our NEOs, as a result of the uncertainty in the market related to the COVID-19 pandemic. In addition, the shares awarded to our NEOs and employees were not based on a value as a percent to base salary.

In Fiscal 2020 and Fiscal 2019, the Committee awarded 60% of the dollar amount of the NEO’s equity award in the form of PSUs and 40% in the form of RSUs. The PSUs were awarded based on the trailing average price of our stock from the date of grant. The trailing average price of our stock used for Fiscal 2020 and Fiscal 2019 was $18.38 and $23.52, respectively. RSUs were awarded based on the closing market price of our common stock on the date of grant or and $18.04 and $22.55 in Fiscal 2020 and Fiscal 2019, respectively. Awards granted to our NEOs reflect our desire to provide incentives to these individuals that encourage our growth and long-term success as a Company.

Employee RSUs are granted under the provisions of the 2015 Plan, are based on a value determined individually by management, are based on the closing market price of our common stock on the grant date and have a service period of four years.

The following table reflects the target PSU awards granted to our NEOs in office at the time of the annual grant(1) and the percentage of base salary that the PSU award was based on for Fiscal 2021, Fiscal 2020 and Fiscal 2019:

	Fiscal 2021(1)		Fiscal 2020		Fiscal 2019
NEO	Target # of PSUs	% of Base Salary	Target # of PSUs	% of Base Salary	Target # of PSUs	% of Base Salary
Mr. Briskin	N/A	N/A	10,100	45.0%	7,800	45.0%
Ms. Pryor	N/A	N/A	12,400	45.0%	9,600	45.0%

(1) PSUs were not awarded to our NEOs in Fiscal 2021.

Mr. Longo was appointed President and CEO in December 2019 and did not qualify for equity awards as an NEO until Fiscal 2021. Messrs. Volke, Quinn and Blahnik were not NEOs in Fiscal 2020 and Fiscal 2019. As Interim CFO, Mr. Humphrey did not qualify for equity awards. Ms. Pryor’s awards were forfeited upon termination.

For the Fiscal 2020 and Fiscal 2019 annual awards, half of the PSU award to our NEOs established by the Compensation Committee was a performance goal established on a one-year achievement based on Return on Invested Capital (ROIC). The PSU award based on ROIC had a three-year vesting provision in all three fiscal years. The other half of the PSU award was a performance goal established on a three-year achievement based on cumulative EBIT for all three fiscal years which vests in three years.

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In Fiscal 2021, Fiscal 2020 and Fiscal 2019, our NEOs were awarded an RSU award with graded vesting over three years as part of the annual award. In Fiscal 2020 and Fiscal 2019, this was in addition to the PSU award. The number of RSUs awarded and the percentage of base salary for the RSU award to each NEO was:

	Fiscal 2021(1)		Fiscal 2020		Fiscal 2019
NEO	RSUs Awarded	% of Base Salary	RSUs Awarded	% of Base Salary	RSUs Awarded	% of Base Salary
Mr. Longo	35,000	86.1%	18,897	N/A	N/A	N/A
Mr. Volke	24,000	90.1%	N/A	N/A	N/A	N/A
Mr. Briskin	24,000	77.7%	5,488	30.0%	4,324	30.0%
Mr. Quinn	12,500	44.6%	N/A	N/A	N/A	N/A
Mr. Blahnik	12,500	45.2%	N/A	N/A	N/A	N/A
Ms. Pryor(2)	N/A	N/A	6,735	30.0%	5,322	30.0%

Note: Mr. Humphrey did not qualify for equity awards due to the short-term nature of his service. Messrs. Volke, Quinn and Blahnik were not NEOs in Fiscal 2020 and Fiscal 2019.

(1) The Committee did not award RSUs based on a percentage of base salary for Fiscal 2021. In each instance, based on the fair market value of our stock on the date of grant, the RSUs awarded were less than what would have been awarded if based on the historical percentage of base salary of 100% of base salary for the CEO and 75% of base salary for all other NEOs. Mr. Volke was appointed as our CFO after the annual award date. If he had been awarded on the same date, the percentage of base salary would have been 88.1%.

(2) Ms. Pryor was not employed at the time the equity award was granted.

Mr. Briskin and Ms. Pryor were also awarded a special grant of RSUs in May 2019 of 4,857 shares each as part of a retention agreement discussed below. Including the value of this special grant, the percent to base salary for Mr. Briskin and Ms. Pryor in Fiscal 2020 was 58.6% and 54.7%, respectively. The special grant vests equally on the first and second anniversary of the date of grant of May 6, 2019 for Mr. Briskin. For Ms. Pryor, the special grant was honored upon her termination but the vesting was accelerated to her separation date.

In addition, Mr. Longo was awarded RSUs upon his appointment as CEO and President equal to 100% of his base salary. These awards will cliff vest on January 1, 2023 and can be forfeited if there is a break in service.

The following tables set forth the ROIC and cumulative EBIT goals set for each year and the level achieved and earned by our applicable NEOs based on that achievement. Because no performance goals were set for Fiscal 2021 as it related to equity, only Fiscal 2020 and Fiscal 2019 are presented.

Fiscal Year	Goal	Goal Set	Goal Achieved	% of Equity Earned
Fiscal 2020	ROIC	13.8%	15.2%	150.0%
Fiscal 2019	ROIC	13.7%	12.7%	65.0%

Fiscal Year	Cumulative Years	Cumulative EBIT Goal	Cumulative EBIT Achieved	% of Equity Earned
Fiscal 2020	F2020 - F2022	$256.2 million	undetermined	undetermined
Fiscal 2019	F2019 - F2021	$154.5 million	$244.0 million	200%

The level of achievement of the three-year cumulative EBIT goal for Fiscal 2020 has not been determined. The first year base was set at $49.5 million. The second year base of $61.8 million was determined based on 5% above the Fiscal 2020 EBIT achieved of $36.1 million adjusted for excluded costs of $22.7 million, or $58.8 million. The third year base of $148.5 million was determined based on 5% above the Fiscal 2021 EBIT achieved of $98.3 million
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adjusted for excluded costs of $43.1 million, or $141.4 million for a three-year cumulative EBIT goal of $256.2 million.
For Fiscal 2019, the first year base was set at $46.8 million. The second year base of $45.9 million was determined based on 5% above the Fiscal 2019 EBIT achieved of $37.5 million adjusted for excluded costs of $6.2 million, or $43.8 million. The third year base of $61.8 million was determined based on 5% above the Fiscal 2020 EBIT achieved of $36.1 million adjusted for excluded costs of $22.7 million, or $58.8 million for a three-year cumulative EBIT goal of $154.5 million.

We calculated ROIC as: (EBIT + Rent) x (1-Tax Rate) / (Shareholder’s Equity + Debt + Leases)
•EBIT is defined as earnings before interest and income tax expense but after all other expenses.
•Rent is defined as our consolidated rent expense on buildings.
•1-Tax Rate where the Tax Rate is defined as the annual effective tax rate.
•Shareholder’s Equity was defined as the average of the fiscal year total beginning and total ending balance, excluding stock repurchases under our stock repurchase authorization program.
•Debt is defined as consolidated short-term, long-term or bank debt, but does not include finance/capital leases.
•Leases are defined as a multiple of four (4) times the annual consolidated rent expense.

Timing of Equity Awards

We grant equity awards to eligible employees generally on three occasions: annually, upon hire (for certain senior positions) and occasional special one-time grants to executive management upon approval by the Compensation Committee. The fair value of awards is based on the closing price of our common stock on the date of grant (or if not a business day, the immediately preceding business day) as defined in our equity plans.

In Fiscal 2021, Fiscal 2020 and Fiscal 2019, we granted all annual employee equity awards, including our executives, on the same day, with the exception of Mr. Volke who was awarded on April 13, 2020 when he was appointed as our CFO. Under the Statement of Employee Equity Grant Practices (EGP) adopted by the Compensation Committee, the grant date for annual awards to executives and employees is defined as no earlier than the third business day following the public release of our annual earnings, but no later than the first (1st) Monday of April although the Compensation Committee has discretion to award outside these dates and did so for the Fiscal 2021 awards as described above.

Any grants to newly hired executives are made on the first day of the fiscal quarter after hire. Special purpose grants are effective as of the Friday following the Compensation Committee’s formal approval. The Compensation Committee reserves the right to modify this practice if circumstances warrant as it did for the special grant in Fiscal 2020. No award will be deemed made until all material terms, including the type of award, number of shares, grant date, and the identification of each grantee, is determined with finality without the benefit of hindsight. The award date for all Fiscal 2022 awards was set for March 22, 2021.

Employment and Retention Agreements

Employment Agreement

Mr. Longo entered into an employment agreement in connection with his appointment as President and CEO of the Company, effective December 16, 2019 (Employment Agreement), which provided, among other things, for an annual base salary of $500,000 and the opportunity to participate in the Company’s annual incentive bonus plan and the 2015 Plan. The Employment Agreement also provided for the one-time payment of a relocation allowance of $100,000 and temporary housing for Mr. Longo for a period of 90 days. Mr. Longo’s employment is at will and his services may be terminated by Hibbett at any time subject to applicable notice requirements. In the event of termination of his employment other than by reason of death or disability, Mr. Longo is entitled to certain severance payments that vary according to whether the termination is with or without “cause” or “good reason,” as such terms are defined in the Employment Agreement.

For Fiscal 2020, Mr. Longo was eligible to receive an annual incentive bonus based on the same performance criteria and target bonus percentage in effect for the President and Chief Executive Officer as of December 16, 2019,
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subject to proration based on the length of Mr. Longo’s service in those capacities during the fiscal year. In addition, Mr. Longo was eligible for an annual performance bonus based on a percentage of his previous base salary as Chief Executive Officer of City Gear if certain City Gear performance goals were met.

Mr. Longo also received an equity award of restricted stock units having a value of $500,000 as of December 13, 2019 pursuant to the 2015 Plan. The award will vest in full on January 1, 2023, provided Mr. Longo is employed by the Company on the vesting date.

Retention Agreements

With the announced retirement of our former CEO, Jeff Rosenthal, and resignation of our former CFO, Scott Bowman, in early Fiscal 2020, the Compensation Committee determined it would be in the best interests of the Company and its stockholders to enter into a Retention Agreement (Retention Agreements) with certain employees of the Company, including Messrs. Briskin, Quinn and Blahnik and Ms. Pryor. The effective date of the Retention Agreements was April 26, 2019, and the terms of the Retention Agreements end on the second anniversary of the effective date.

The Retention Agreements provide for a lump sum severance payment equal to one times the executive’s base salary, less deductions for applicable taxes, in the event that the executive is terminated by the Company during the two-year term of the agreement without “cause” or if the executive resigns for “good reason” (as those terms are defined in the Retention Agreements). However, the severance payment will not be paid if the executive is also entitled to receive benefits under any change of control severance agreement of the Company or if the separation from service is due to retirement or disability. In addition, the payment will be forfeited if the executive breaches certain confidentiality, nondisclosure or non-competition covenants contained in existing agreements between the Company and the executive.

The Retention Agreements also called for a special grant of RSUs. In the event the executive becomes entitled to a severance payment under their respective Retention Agreement, the outstanding RSUs awarded to the executive pursuant to such agreement will automatically vest upon termination of the executive’s employment. All other outstanding equity-based awards to the executive will continue to be governed by the applicable terms of such awards and will not be modified or amended by the Retention Agreement.

Ms. Pryor’s departure from the Company, effective April 1, 2020, was treated as a qualifying termination under her Retention Agreement, which entitled her to certain severance benefits. Also, in connection with her departure, the Company entered into a Separation Agreement and Release (Separation Agreement), which provided for, in exchange for a customary release and non-revocation, Ms. Pryor’s receipt of one year of her base salary ($405,000) made in a single payment within 10 business days following April 1, 2020; the retention of 4,857 outstanding equity-based awards previously granted on May 6, 2019, pursuant to Ms. Pryor’s Special 2019 Restricted Stock Unit Award Agreement and 8,919 previously granted performance and service-based stock units; and the payment of her applicable Fiscal 2020 bonus payment, which was made within 45 days following April 1, 2020, in each case less applicable withholdings.

There are currently no other employment or retention agreements with any executive officer or employee of the Company.

Severance and Change in Control Payments

The Compensation Committee has adopted a Change in Control Severance Agreement (Severance Agreement) for our NEOs, other than Mr. Longo’s, whose change in control and severance protections are contained in his Employment Agreement as well as a standalone change in control severance agreement (Longo Severance Agreement). For a discussion of these severance arrangements, please see the discussion below under in the subsection entitled “Potential Payments upon Termination or Change in Control.”

Perquisites and Other Benefits

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The Compensation Committee’s philosophy is that NEOs should not be treated differently from the general employee population in the design of their benefits, other than one-time or special benefits provided under broader programs, such as relocation. The Company’s overall viewpoint is to offer a compensation package that emphasizes long-term contribution and stability rather than extra benefits, particularly benefits not available to our employees, in general. The NEOs, with the exception of our Interim Chief Financial Officer, receive the same medical, dental, vision, disability, employee discount, flexible spending options and 401(k) benefits as the broader employee population who qualify. Our Interim Chief Financial Officer did not qualify for perquisites or other benefits due to the short-term nature of his service. The perquisites provided to eligible NEOs are also available to other employees, where applicable, and include:

Paid holidays and paid time off (PTO). We currently allow eight paid holidays. Based on years of service, our full-time employees can earn up to 28 days of PTO per year. Mr. Briskin is the only NEO currently eligible for the maximum PTO per year.

Discount on the Company’s common stock through the Hibbett Sports, Inc. Employee Stock Purchase Plan (ESPP). All employees, including our NEOs, who have been employed with the Company over one year and work an average of 20 hours per week, qualify for participation in our ESPP. The ESPP permits employees to purchase our common stock each calendar quarter at a discount of 15.0% off the closing price of the lower of the first day of the calendar quarter or the last day of the calendar quarter. Currently, Mr. Blahnik is the only NEO who participates in the ESPP.

Company-paid life insurance. The Company provides life insurance coverage equal to two times the annual base salary of all full-time employees up to $500,000 with further reductions once an employee reaches age 65 and 70.

Deferred Contribution Benefit Plans. The Hibbett Sports, Inc. 401(k) Plan is our tax qualified retirement plan where our employees, including our NEOs, are able to make contributions from their cash compensation either pre-tax through various investment options or post-tax through a ROTH option. We make matching contributions for all participants equal to 100% of the first 3% of eligible compensation and 50% of the next 3% of eligible compensation for a total possible match of 4.5% of the first 6% of eligible compensation. All of our NEOs participate in the 401(k) Plan with the exception of Mr. Volke who is not eligible to participate until April 2021. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Plan.

We maintain a non-qualified Supplemental 401(k) Plan (Supplemental Plan) but no longer offer it to our executive officers or other highly compensated employees. Under the Supplemental Plan, our executive officers and other highly compensated employees had the opportunity to defer their compensation, including amounts in excess of the tax law limit. Balances in the Supplemental Plan are unsecured and at risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. Though not offered currently, the Compensation Committee can reinstate the plan at its discretion and if it did so, all our applicable NEOs would be eligible to participate.

Flexible Spending Account Plan. The Company maintains a Flexible Spending Account Plan (FSA) that allows employees to set aside pre-tax amounts for certain out-of-pocket health care and dependent care expenses. All of our NEOs are eligible for participation under the FSA. Currently, none of our NEOs participate in the FSA.

Employee Discounts. The Company currently offers employee discounts to all team members, including our Directors and NEOs, for merchandise bought at our retail stores and on our website.

See the Summary Compensation Table and related disclosures for more details on specific perquisites applicable to each NEO.

Equity Ownership

The Compensation Committee has adopted stock ownership requirements for our NEOs. Within three years of any executive officer’s hire date or promotion to a covered office, whichever is later, the following equity ownership must be maintained in the amounts indicated:

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Office Held	Stock Ownership Requirement
Chief Executive Officer, President	Three (3) times base salary
Senior Vice President	One (1) time base salary

Company equity may be in the form of common stock or common stock equivalents such as options, restricted stock, restricted stock units, etc. Once the ownership requirement is initially achieved, should the executive’s ownership fall below the required level due solely to a price decline in the share price, as opposed to selling of company equity, the executive is granted reasonable, additional time to regain the required equity ownership level. In verifying the above ownership requirements are achieved, common stock and common stock equivalents are valued based on the closing price of our common stock on the last business day of the fiscal year, and stock options are valued using the Black Scholes method as if the award had been granted on the last day of the fiscal year but using the initial grant date strike price. As of our fiscal year ended January 30, 2021, all our NEOs had met their stock ownership requirements.

Prohibition on Hedging and Pledging

We have a policy prohibiting our Directors, executive officers and certain employees from engaging in hedging, holding securities in a margin account, and otherwise pledging the Company’s securities.

Trading in Hibbett Sports Inc. Stock Derivatives

It is our policy that our employees, including our NEOs, and Directors may not purchase or sell options on our stock, nor engage in short sales with respect to our common stock. Also trading by our employees, including our NEOs and Directors, in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock is strictly prohibited.

Financial Restatement and Recoupment

The Board has adopted a Recoupment Policy within its Corporate Governance Guidelines which allows the Board, at its discretion, to seek reimbursement of performance-based compensation, including performance-based equity compensation, from any senior executive, including our NEOs, who has engaged in fraud, willful misconduct, recklessness or gross negligence that has caused or otherwise significantly contributed to the need for a material restatement of the Company’s financial statements. The policy is effective for all performance-based compensation earned after Fiscal 2010. Bonuses and PSUs are based on achieved financial targets and are determined based on our audited consolidated financial statements.

The Compensation Committee has the discretion to reduce the amount of performance-based compensation payable to our executives and has done so most recently in Fiscal 2016. A copy of our Corporate Governance Guidelines is available at hibbett.com under “Investor Relations.”

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Annual Compensation of Named Executive Officers

The following table reports amounts paid during the fiscal years ended January 30, 2021, February 1, 2020 and February 2, 2019 to our NEOs, including equity awards that were granted during the year and other benefits that accrued during the fiscal year.

Summary Compensation Table
For the Fiscal Years Ended January 30, 2021, February 1, 2020 and February 2, 2019
(In dollars)

Name and Principal Position	Fiscal Year(1)	Salary	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	TOTAL
Michael E. Longo	2021	$500,000	$430,500	$1,000,000	$12,825	$1,943,325
Chief Executive Officer	2020	$369,479	$500,015	$286,772	$118,400	$1,274,666
and President						$—
Robert J. Volke	2021	$335,000	$301,920	$502,500	$75,113	$1,214,533
Chief Financial Officer and
Senior Vice President
Scott R. Humphrey	2021	$219,750	$—	$—	$—	$219,750
Former Interim Chief	2020	$192,863	$—	$—	$16,213	$209,076
Financial Officer
Jared S. Briskin	2021	$380,000	$295,200	$570,000	$12,825	$1,258,025
Senior Vice President and	2020	$350,000	$381,213	$498,750	$12,600	$1,242,563
Chief Merchant	2019	$325,000	$273,396	$158,438	$12,150	$768,984
William G. Quinn	2021	$345,000	$153,750	$517,500	$12,825	$1,029,075
Senior Vice President of
Digital Commerce
Ronald P. Blahnik	2021	$340,000	$153,750	$510,000	$12,825	$1,016,575
Senior Vice President and
Chief Information Officer
Cathy E. Pryor	2021	$113,711	$—	$—	$1,267,878	$1,381,589
Former Senior Vice	2020	$405,000	$445,201	$577,125	$12,600	$1,439,926
President of Operations	2019	$400,000	$336,491	$195,000	$12,150	$943,641

(1) Hibbett Sports Inc.’s fiscal year ends on the Saturday nearest to January 31 of each year.

(2) The values set forth in this column reflect service-based RSUs granted to our NEOs, with the exception of Mr. Briskin and Ms. Pryor, which also reflects performance-based RSUs. In addition, in Fiscal 2020, Mr. Briskin and Ms. Pryor received a special award of service-based RSUs as part of their respective Retention Agreements. Mr. Quinn and Mr. Blahnik also received a special award of service-based RSUs as part of their respective Retention Agreements but were not NEOs in Fiscal 2020. The valuation method, in accordance with ASC Topic 718, is based on the closing price of our common stock on the date of grant, without considering an estimate for forfeitures. The values in the table represent the target number of awards established for Mr. Briskin and Ms. Pryor as it relates to PSUs.

PSUs awarded by our Compensation Committee in Fiscal 2020 and Fiscal 2019 to Mr. Briskin and Ms. Pryor were granted based on a percent of their base salary. They could earn less or more than the target amount depending on the level of performance achieved. The awards could also be forfeited upon failure to achieve the minimum
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performance target. The following table sets forth the aggregate grant date fair value for the PSUs awarded to our Mr. Briskin and Ms. Pryor, assuming the highest level of performance conditions were achieved:

NEO	Fiscal 2020	Fiscal 2019
Mr. Briskin	$364,408	$351,780
Ms. Pryor	$447,392	$432,960

The Compensation Committee did not award performance-based awards in Fiscal 2021 in response to the uncertainty surrounding the COVID-19 pandemic. Messrs. Longo, Volke, Quinn, Blahnik were not awarded PSUs in Fiscal 2020 and Fiscal 2019 because they were not an executive officer at the time the awards were made. Mr. Humphrey was not awarded PSUs in any year because he was not in his executive position at the time the awards were made as well as the interim nature of his contract would render that the service-component of the PSUs could not be achieved.

The following table represents the aggregate grant date fair value of the actual restricted stock awards earned in Fiscal 2020 and Fiscal 2019 by Mr. Briskin and Ms. Pryor, based on actual achievement of performance conditions:

NEO	Fiscal 2020	Fiscal 2019
Mr. Briskin	$136,653	$57,164
Ms. Pryor	$167,772	$70,356

The Compensation Committee did not award performance-based awards in Fiscal 2021 in response to the uncertainty surrounding the COVID-19 pandemic. Only Mr. Briskin and Ms. Pryor were NEOs during each year presented. All other executive officers were not in their respective positions at the time the awards were made in Fiscal 2020 and Fiscal 2019.

A portion of Mr. Briskin’s PSU awards are still subject to a service requirement. The amount shown for Fiscal 2020 includes outstanding and unearned awards that are contingent on future performance achievement. Ms. Pryor forfeited all unearned awards upon termination.

(3) Non-Equity Incentive Plan Compensation is defined as compensation earned (whether paid during the period or not) based on the achievement of performance criteria that is substantially uncertain at the time it is established and communicated to the executive.

Our executive cash bonuses are comprised of a Company performance component, which is a percent of base salary and based on performance criteria the Compensation Committee feels is substantially uncertain at the time it is established and communicated to the executive. The criterion established by the Compensation Committee typically requires an improvement on ratios and earnings from the prior year, with consideration in the past few years for significant strategic investments around our omni-channel initiatives, the acquisition of City Gear, impacts of the COVID-19 pandemic and the store realignment plan. Performance measures are not based on the price of our common stock. The targeted bonus potential for Fiscal 2021, Fiscal 2020 and Fiscal 2019 was communicated to each executive officer following the March 2020, March 2019 and March 2018 meetings of the Compensation Committee, respectively.

Mr. Longo’s targeted bonus in Fiscal 2020 consisted of a pro-rata portion of his target bonus as Chief Executive Officer of City Gear and as President and CEO of Hibbett. Both were based on a percent of his base salary with the target bonus at City Gear and Hibbett based on 50% and 100% of his base salary for each position held, respectively.

(4) Other compensation is historically made up of the incremental cost to us of benefits and other perquisites. For Fiscal 2021, Fiscal 2020 and Fiscal 2019, other compensation included the match under the Company’s 401(k) Plan of $12,825 for each NEO participating in the 401(k) Plan with the exception of Ms. Pryor. Ms. Pryor’s consisted primarily of severance payments which included the acceleration of certain equity awards and $12,457 match under the Company’s 401(k) Plan. Mr. Volke’s consisted of relocation incentives.

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In Fiscal 2020, other compensation included the match under the Company’s 401(k) Plan of $12,600 for Mr. Briskin and Ms. Pryor. Mr. Longo’s included $100,000 relocation incentives and $5,800 for personal use of a Company automobile in Fiscal 2020. In addition, travel allowances and Company-paid hotel or apartment accommodations for Mr. Humphrey during Fiscal 2020 are included.

Michael E. Longo

Michael E. Longo, age 59, joined the Company as our Chief Executive Officer and President in December 2019. Formerly, he served as Chief Executive Officer for City Gear, LLC from October 2006 to November 2018, where he oversaw the successful acquisition of the company in 2018 by Hibbett Sports. Prior to City Gear, he worked in positions of increasing responsibility and leadership with AutoZone, Inc. starting as a Vice President of Supply Chain in 1996 to Executive Vice President of Supply Chain, IT, Development, Mexico in 2005. Mr. Longo holds a Bachelor of Science degree in Engineering from the United States Military Academy and an MBA from Harvard University.

The following table represents the compensation package awarded to Mr. Longo in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2021		Fiscal 2020
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary(1)	$500,000		$500,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(2)	500,000	100.0%	500,000	100.0%
TOTAL Cash Compensation Potential	$1,000,000	200.0%	$1,000,000	200.0%

Restricted Stock Units(3)	35,000		18,897

(1) Upon appointment as Chief Executive Officer and President in December 2019, Mr. Longo’s base salary was set at $500,000. As Chief Executive Officer of City Gear, his base salary was $370,000.

(2) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonus for Mr. Longo was based on the Company’s EBIT achievements in Fiscal 2021 and Fiscal 2020. Fiscal 2020 was pro-rated for the time he served as CEO and President.

The actual Company bonus earned by Mr. Longo in Fiscal 2020 consisted of $161,047 and $125,725 applicable to the bonus target set as Chief Executive Officer of City Gear and CEO and President of the Company, respectively, both pro-rated for his time served in each position. The actual Company bonus earned by Mr. Longo in Fiscal 2021 was $1,000,000 which represented 200.0% of his base salary.

(3) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2021 and Fiscal 2020, Mr. Longo was only awarded service-based RSUs. In Fiscal 2021, the equity awards were service-based RSUs in response to the COVID-19 pandemic.

Other Compensation. Other compensation earned by Mr. Longo in Fiscal 2021 is made up of the match under the Company’s 401(k) Plan. In Fiscal 2020, it also consisted of $100,000 moving incentive and $5,800 for personal use of a Company vehicle.

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Robert J. Volke

Robert J. Volke, age 57, joined the Company as the Senior Vice President of Accounting and Finance and was appointed Chief Financial Officer in April 2020. Formerly, he served as Interim Chief Financial Officer of Fleet Farm LLC (Fleet Farm), a position he held since March 2020, and as its Vice President, Accounting and Corporate Controller from August 2018 to February 2020. Prior to his service at Fleet Farm, Mr. Volke held various positions of increasing responsibility with Tractor Supply Company (Nasdaq: TSCO), including as its Vice President and Controller from March 2017 to August 2018, Vice President – Accounting and Reporting from February 2014 to February 2017, Director of General Accounting and Financial Reporting from February 2009 to January 2014, and Manager of General Accounting and Financial Reporting from May 2007 to February 2009. Mr. Volke earned his Bachelor Science in Accounting from Indiana University.

The following table represents the compensation package awarded to Mr. Volke in Fiscal 2021, regardless of whether ultimately achieved or obtained:

	Fiscal 2021
Salary Component	Dollars or Number of	% to Base Salary
Base Salary	$335,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(1)	251,250	75.0%
TOTAL Cash Compensation Potential	$586,250	175.0%

Restricted Stock Units(2)	24,000

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonus for Mr. Volke was based on the Company’s EBIT achievement in Fiscal 2021. The actual Company bonus earned by Mr. Volke in Fiscal 2021 was $502,500 which represented 150.0% of his base salary.

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2021, all equity awards were service-based RSUs in response to the COVID-19 pandemic.

Other Compensation. Other compensation earned by Mr. Volke consisted of $75,133 in moving incentives. See Perquisites and Other Benefits.

Scott R. Humphrey

Scott R. Humphrey, age 50, was our interim Chief Financial Officer from September 25, 2019 through April 17, 2020. He was employed by Vaco Birmingham, LLC (Vaco), a professional consulting and recruiting services firm. Previously, Mr. Humphrey served as Chief Financial Officer for Ciner Resources, LP (Ciner), a publicly traded mining company located in Atlanta, Georgia from July 2017 to December 2018. Before being named Chief Financial Officer for Ciner, Mr. Humphrey served as Vice President Finance from August 2015 to July 2017, as well as Director of Investor Relations/Finance and Treasurer from August 2013 to August 2015. Prior to joining Ciner Resources, Mr. Humphrey served in senior treasury positions with Alpharetta-based Schweitzer-Mauduit International and Atlanta based HYCO International, Inc. He began his career in finance with General Electric in 1997. Mr. Humphrey holds a Bachelor of Science degree in Finance from Boston College and an MBA from Georgetown University.

The Company’s initial term with Vaco for Mr. Humphrey’s services provided for, among other things, payment of compensation to Vaco at the rate of $11,250 per week through January 31, 2020. Three options to extend the term
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were exercised by the Company. In addition to the weekly compensation rate paid to Vaco for Mr. Humphrey’s services, he also received Company-paid hotel or apartment accommodations amounting to $10,813 in Fiscal 2020 as well as a travel allowance of $300 per week.

Mr. Humphrey was not eligible for short-term or long-term incentive compensation, nor was he eligible for any Company perquisites or benefits due to the short-term nature of his service.

Jared S. Briskin

Jared S. Briskin, age 48, was appointed our Senior Vice President and Chief Merchant in September 2014. Formerly, he served as Vice President/Divisional Merchandise Manager of Footwear and Equipment from March 2010 through September 2014 and Vice President/Divisional Merchandise Manager of Apparel and Equipment from June 2004 through March 2010. Prior to his appointment to Vice President in 2004, Mr. Briskin held various merchandising positions across multiple categories since joining the Company in April 1998.

The following table represents the compensation package awarded to Mr. Briskin in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2021		Fiscal 2020		Fiscal 2019
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$380,000		$350,000		$325,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(1)	285,000	75.0%	262,500	75.0%	243,750	75.0%
TOTAL Cash Compensation Potential	$665,000	175.0%	$612,500	175.0%	$568,750	175.0%

Restricted Stock Units(2)	24,000		20,445		12,124

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonuses for Mr. Briskin were based on the Company’s EBIT achievements in Fiscal 2021, Fiscal 2020 and Fiscal 2019, respectively. The actual Company bonus earned by Mr. Briskin in each of these years based on the Company’s achievement of its EBIT goal was:

Fiscal Year	Bonus Earned	% to Base Salary
Fiscal 2021	$570,000	150.0%
Fiscal 2020	$498,750	142.5%
Fiscal 2019	$158,438	48.8%

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2021, all equity awards were service-based RSUs in response to the COVID-19 pandemic. In Fiscal 2020 and Fiscal 2019, 60% of equity awards to our NEOs were performance-based awards, while the remaining 40% were service-based awards that vest equally over three years. As provided for in his Retention Agreement, in addition to the annual equity award, Mr. Briskin also received a special award of service-based awards in Fiscal 2020 in May 2019 which vest equally over two years.

PSUs are earned by achieving the performance goals determined by the Compensation Committee and for all years presented, half of the PSU was based on a short-term performance goal while the other half was based on a long-term performance goal. The short-term performance goal was established on a one-year achievement based on ROIC with a three-year vesting provision. The long-term performance goal was established on a three-year achievement
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based on cumulative EBIT which vests in three years. The award associated with each performance goal could be forfeited if a minimum goal was not attained or could be earned up to 200% if a maximum goal was attained.

The table below illustrates the total PSUs awarded to Mr. Briskin and the number of PSUs he has earned based on achievement of the stated goals in Fiscal 2020 and Fiscal 2019:

Fiscal Year	Total PSUs Awarded	PSUs Earned Based on ROIC Goal	ROIC Achievement Rate	PSUs Earned Based on EBIT Goal	EBIT Achievement Rate	PSUs Still Subject to EBIT Goal
Fiscal 2020	10,100	7,575	150%	undetermined	undetermined	5,050
Fiscal 2019	7,800	2,535	65%	7,800	200%	None

In Fiscal 2021, no performance-based awards were given. The 5,050 outstanding PSUs in Fiscal 2020 are contingent on the achievement of a three-year cumulative EBIT goal for Fiscal 2020. PSUs have cliff vesting provisions of three years from date of grant and upon achievement of performance criteria.

Other Compensation. Other compensation earned by Mr. Briskin is made up of the match under the Company’s 401(k) Plan. See Perquisites and Other Benefits.

William G. Quinn

William G. Quinn, age 45, was appointed our Senior Vice President of Digital Commerce in April 2019. He joined the Company in February 2016 as our Vice President of Digital Commerce and also manages our marketing teams. Prior to joining the Company, he served as Vice President, Digital for David’s Bridal and as Executive Vice President, Chief Marketing Officer for 24 Hour Fitness. Mr. Quinn earned his Bachelor of Arts degree at Vanderbilt University, his MBA at Duke University and also holds a Certificate of Web Design from Temple University.

The following table represents the compensation package awarded to Mr. Quinn in Fiscal 2021, regardless of whether ultimately achieved or obtained:

	Fiscal 2021
Salary Component	Dollars or Number of	% to Base Salary
Base Salary	$345,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(1)	258,750	75.0%
TOTAL Cash Compensation Potential	$603,750	175.0%

Restricted Stock Units(2)	12,500

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonus for Mr. Quinn’s was based on the Company’s EBIT achievements in Fiscal 2021. The actual Company bonus earned by Mr. Quinn in Fiscal 2021 was $517,500 which represented 150.0% of his base salary.

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2021, all equity awards were service-based RSUs in response to the COVID-19 pandemic.

Other Compensation. Other compensation earned by Mr. Quinn is made up of the match under the Company’s 401(k) Plan. See Perquisites and Other Benefits.
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Ronald P. Blahnik

Ronald P. Blahnik, age 62, was appointed our Senior Vice President and Chief Information Officer in April 2019. Mr. Blahnik joined the Company in November 2016 as our Vice President and Chief Information Officer. Before joining our Company, he served as a managing partner of Blahnik Consulting Services, LLC. from April 2011 to November 2016. Mr. Blahnik is a retired Army officer and has worked in the information technology field for more than 40 years. He holds a Bachelor of Science degree in Information Technology.

The following table represents the compensation package awarded to Mr. Blahnik in Fiscal 2021, regardless of whether ultimately achieved or obtained:

	Fiscal 2021
Salary Component	Dollars or Number of	% to Base Salary
Base Salary	$340,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(1)	255,000	75.0%
TOTAL Cash Compensation Potential	$595,000	175.0%

Restricted Stock Units(2)	12,500

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonus for Mr. Blahnik’s was based on the Company’s EBIT achievements in Fiscal 2021. The actual Company bonus earned by Mr. Blahnik in Fiscal 2021 was $510,000 which represented 150.0% of his base salary.

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2021, all equity awards were service-based RSUs in response to the COVID-19 pandemic.

Other Compensation. Other compensation earned by Mr. Blahnik is made up of the match under the Company’s 401(k) Plan. See Perquisites and Other Benefits.

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Grants of Plan-Based Awards Table

The following table provides additional detail regarding stock options and other equity awards (such as restricted stock and restricted stock units) granted during the last fiscal year and amounts payable under other compensation plans (such as long-term incentive awards that are payable in cash or stock) for our NEOs (other than Mr. Humphrey and Ms. Pryor):

Grants of Plan-Based Awards
For the Fiscal Year Ended January 30, 2021

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Fair Value of Equity Awards on Date of Grant
NEO	Grant Date	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)(4)	($)(5)
Longo	4/7/20	4/7/20	$250,000	$500,000	$1,000,000	—	—	—	35,000	$430,500
Volke	4/13/20	4/7/20	$125,625	$251,250	$502,500	—	—	—	24,000	$301,920
Briskin	4/7/20	4/7/20	$142,500	$285,000	$570,000	—	—	—	24,000	$295,200
Quinn	4/7/20	4/7/20	$129,375	$258,750	$517,500	—	—	—	12,500	$153,750
Blahnik	4/7/20	4/7/20	$127,500	$255,000	$510,000	—	—	—	12,500	$153,750

Mr. Humphrey and Ms. Pryor did not receive equity awards in Fiscal 2021. Mr. Humphrey did not qualify for equity awards due to the short-term nature of his employment. Ms. Pryor did not receive an equity award because she was not employed by the Company at the time of grant.

(1) Estimated possible payouts under non-equity incentive plan awards represent the cash bonus subject to performance conditions. The amounts presented represent the minimum amount that could be earned (threshold) assuming a certain level of required performance under the plan, the target amount awarded and the maximum amount that could be earned. The entire cash bonus was based on an EBIT goal for Fiscal 2021 for all NEOs listed. The EBIT goal was achieved at 200% of the target as reflected in the Summary Compensation Table. See Note 3 under the Summary Compensation Table.

(2) Estimated future payouts under equity incentive plan awards consist of those equity awards with performance conditions. The amounts presented represent the minimum award (threshold) that could be earned assuming a certain level of required performance under the plan, the target amount that was awarded and the maximum award that could be earned assuming the equity award value when earned equaled the fair value on the date of grant. No performance awards were granted in Fiscal 2021 due to the COVID-19 pandemic as described above.

(3) The approval date represents the date the awards were approved by our Compensation Committee.

(4) All other stock awards or units awarded to the NEOs represent service-based RSUs with graded vesting. The units awarded vest equally over the next three fiscal years.

(5) Fair value of equity award on date of grant is determined under the provisions of ASC Topic 718. All of the equity awards granted to our NEOs in Fiscal 2021 were in the form of RSUs and were valued at the closing price of our common stock on the date of grant. The closing price of our common stock for the units awarded on April 7, 2020 was $12.30. The closing price of our common stock for the units awarded on April 13, 2020 was $12.58.

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Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information on each outstanding equity award held by our NEOs at the end of our fiscal year ended January 30, 2021, including the number of securities underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option (other than Mr. Humphrey and Ms. Pryor):

Outstanding Equity Awards at Fiscal Year-End
For the Fiscal Year Ended January 30, 2021

		Stock Awards
NEO		Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Mr. Longo	(1)	18,897	1,066,736	—	—
	(2)	35,000	1,975,750	—	—
Mr. Volke	(3)	24,000	1,354,800	—	—
Mr. Briskin	(4)	11,777	664,812	—	—
	(5)	11,251	635,119	5,050	285,073
	(6)	2,429	137,117	—	—
	(2)	24,000	1,354,800	—	—
Mr. Quinn	(7)	3,362	189,785	—	—
	(8)	4,435	250,356	—	—
	(9)	5,544	312,959	—	—
	(6)	2,429	137,117	—	—
	(2)	12,500	705,625	—	—
Mr. Blahnik	(7)	1,681	94,892	—	—
	(8)	3,326	187,753	—	—
	(9)	5,544	312,959	—	—
	(6)	2,429	137,117	—	—
	(2)	12,500	705,625	—	—

Note: There are no stock options outstanding for any of our NEOs. Columns associated with stock options have been omitted for presentation purposes. All values are shown at the closing price of $56.45 as of January 30, 2021.

Mr. Humphrey and Ms. Pryor are excluded from the Outstanding Equity Awards table because neither had any outstanding equity awards as of January 30, 2021.

(1) Restricted stock units awarded January 6, 2020 under the 2015 Plan subject to continuous service through January 1, 2023.

(2) Restricted stock units awarded April 7, 2020 under the 2015 Plan which will vest equally on the first, second and third anniversaries of the date of grant.

(3) Restricted stock units awarded April 13, 2020 under the 2015 Plan which will vest equally on the first, second and third anniversaries of the date of grant.

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(4) Restricted stock units awarded March 27, 2018 under the 2015 Plan of which the majority is subject to a Company ROIC goal for Fiscal 2019 subject to a three-year vesting condition and a cumulative Company EBIT goal for Fiscal 2019 through Fiscal 2021 subject to a three-year vesting condition. The performance goal was achieved in Fiscal 2019 for the ROIC goal and represents an achievement of 65% of the award granted. The performance goal was achieved in Fiscal 2021 for cumulative EBIT and represents an achievement of 200% of the award granted. Both tiers of the March 27, 2018 award vested on the third anniversary of the date of grant or March 27, 2021.

The remainder of the award dated March 27, 2018 is service-based and vested equally on the first, second and third anniversaries of the date of grant.

(5) Restricted stock units awarded March 21, 2019 under the 2015 Plan of which the majority is subject to a Company ROIC goal for Fiscal 2020 subject to a three-year vesting condition and a cumulative Company EBIT goal for Fiscal 2020 through Fiscal 2022 subject to a three-year vesting condition. The performance goal was achieved in Fiscal 2020 for the ROIC goal and represents an achievement of 150% of the award and will vest on the third anniversary of the date of grant or March 21, 2022. The achievement for the performance goal for cumulative EBIT has yet to be determined.

The remainder of the award dated March 21, 2019 is service-based and will vest equally on the first, second and third anniversaries of the date of grant.

(6) Restricted stock units awarded on May 6, 2019 which will vest equally on the first and second anniversaries of the date of grant.

(7) Restricted stock units awarded March 14, 2017 which vested on the fourth anniversary of the date of grant.

(8) Restricted stock units awarded March 27, 2018 which will vest on the fourth anniversary of the date of grant.

(9) Restricted stock units awarded March 21, 2019 which will vest on the fourth anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2021

The following table reflects amounts realized by our NEOs (other than Mr. Humphrey) on each option that was exercised and each stock award that vested during the year:

	Option Awards		Stock Awards
NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Longo	—	$—	—	$—
Mr. Volke	—	$—	—	$—
Mr. Briskin	—	$—	9,181	$111,463
Mr. Quinn	—	$—	2,428	$35,570
Mr. Blahnik	—	$—	2,428	$35,570
Ms. Pryor	—	$—	13,776	$139,413

Currently, no NEO has outstanding stock options. As an interim executive officer of the Company, Mr. Humphrey was not awarded equity awards due to the short-term nature of his service.

The values shown for restricted stock were calculated by multiplying the number of shares vested by the price of our stock at the end of the business day vested. These numbers have not been reduced to reflect shares that were withheld to pay taxes and were not issued to the NEO.
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Pension Benefits Table

The Pension Benefits Table is intended to disclose the actuarial present value of each NEO’s accumulated benefit under each pension plan, assuming benefits are paid at normal retirement age based upon current levels of compensation. We do not currently offer a pension benefit plan or defined benefit-type plan arrangement to any of our employees, including our executive officers. Therefore, this table is not included.

Nonqualified Deferred Compensation

The following table discloses the annual contributions made by our NEOs (other than Mr. Humphrey) and Company under nonqualified defined contribution plans during the year:

Nonqualified Deferred Compensation in Fiscal Year 2021(1)

NEO	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Longo	$—	$—	$—	$—	$—
Mr. Volke	$—	$—	$—	$—	$—
Mr. Briskin	$—	$—	$19,573	$—	$98,860
Mr. Quinn	$—	$—	$—	$—	$—
Mr. Blahnik	$—	$—	$—	$—	$—
Ms. Pryor	$—	$—	$(4,542)	$(133,883)	$—

As an interim executive officer of the Company, Mr. Humphrey was not eligible to participate in the Company’s nonqualified defined contribution plan due to the short-term nature of his service.

(1) Amounts set forth in this table reflect amounts deferred and contributed under the Hibbett Sports, Inc. Supplemental 401(k) Plan (Supplemental Plan).

Our Board of Directors adopted the Supplemental Plan for the purpose of supplementing the employer matching contribution and salary deferral opportunity available to highly compensated employees whose ability to receive Company matching contributions and defer salary under our 401(k) Plan was limited because of certain restrictions applicable to qualified plans. The nonqualified deferred compensation Supplemental Plan allows participants to defer up to 40% of their compensation. Contributions to the Supplemental Plan are not subject to matching provisions and are held in trust and are invested based on the individual’s investment directive

The Supplemental Plan has not been offered by the Company since its 401(k) Plan converted to a safe harbor plan in Fiscal 2018.

Potential Payments upon Termination or Change in Control

Certain of our Company’s plans and programs provide for payments in connection with a termination of employment under certain circumstances or change in control. Estimates of the compensation, benefits and vesting of equity grants that may be payable to our NEOs (other than Mr. Humphrey and Ms. Pryor) upon termination of employment or change in control are included in the tables below. The information in the tables assumes a termination date of January 30, 2021. In all calculations, the value of equity awards was calculated on non-vested awards (service-based and earned performance-based) using the closing price of our stock on January 30, 2021 of $56.45.

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NEO/Plan Description	Termination without Cause	Termination by Executive for Good Reason	Death	Disability	Retirement	Change in Control
Mr. Longo
Employment Agreement(1)	$1,500,000	$1,500,000	(4)	(4)	$—	$—
Longo Severance Agreement(2)	$—	$—	$—	$—	$—	$4,542,486
Purchase Agreement(3)	$3,420,000	$3,420,000	$—	$—	$—	$3,420,000
Executive RSU Agreement(4)	$—	$—	$3,042,486	$3,042,486	$—	(2)
Insurance Benefits(5)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(6)	$—	$—	See table in footnote		$—	$—

Mr. Volke
Severance Agreement(7)	$—	$—	$—	$—	$—	$2,234,175
Executive RSU Agreement(4)	$—	$—	$1,354,800	$1,354,800	$—	(7)
Insurance Benefits(5)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(6)	$—	$—	See table in footnote		$—	$—

Mr. Briskin
Severance Agreement(7)	$—	$—	$—	$—	$—	$3,778,942
Retention Agreement(8)	$517,117	$517,117	$—	$—	$—	$—
Executive RSU Agreement(4)	$—	$—	$2,791,848	$2,791,848	$—	(7)
Insurance Benefits(5)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(6)	$—	$—	See table in footnote		$—	$—

Mr. Quinn
Severance Agreement(7)	$—	$—	$—	$—	$—	$2,500,917
Retention Agreement(8)	$482,117	$482,117	$—	$—	$—	$—
Executive RSU Agreement(4)	$—	$—	$705,625	$705,625	$—	(7)
Standard RSU Agreement(9)	$—	$—	$890,217	$890,217	$—	(7)
Insurance Benefits(5)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(6)	$—	$—	See table in footnote		$—	$—

Mr. Blahnik
Severance Agreement(7)	$—	$—	$—	$—	$—	$2,268,514
Retention Agreement(8)	$477,117	$477,117	$—	$—	$—	$—
Executive RSU Agreement(4)	$—	$—	$705,625	$705,625	$—	(7)
Standard RSU Agreement(9)	$—	$—	$732,721	$732,721	$—	(7)
Insurance Benefits(5)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(6)	$—	$—	See table in footnote		$—	$—

Note: There was no compensation, benefits or vesting of any equity grants payable upon termination of employment or in connection with a change in control in respect of Mr. Humphrey due to the nature of his employment, which ended on April 17, 2020. For a discussion of amounts actually paid to Ms. Pryor in connection with her departure from the Company pursuant to the Separation Agreement, see “Retention Agreements” above.

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(1) Under Mr. Longo’s Employment Agreement, in the event of termination of his employment by the Company other than for cause or by Mr. Longo for good reason, he is entitled to his base salary plus his estimated annual target bonus.

If termination is the result of death or disability (as defined in the Employment Agreement), he is also entitled to benefits payable under any benefit plans applicable at his time of termination, such as the acceleration of non-vested equity awards under the Executive RSU Agreement described in footnote 4 below, in addition to life insurance and/or AD&D benefits as described in footnote 5 and footnote 6 below, respectively.

Payments that Mr. Longo has a right to receive under the Employment Agreement would be limited if the total of all payments constituted an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code (Code). Any excess payments would be reduced to the largest amount that would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

(2) Under the Longo Severance Agreement, if Mr. Longo’s employment is terminated by the Company without cause or by the executive for good reason within: (i) two years following a Change in Control; or (ii) within a six-month period prior to a Change in Control (as defined in the Longo Severance Agreement) if Mr. Longo’s termination or resignation is also directly related to or occurs in connection with a Change in Control, the Company shall pay Mr. Longo a severance payment in the amount equal to one and one half (1.5) times the sum of Mr. Longo’s covered salary and covered bonus, less the amount, if any, payable to Mr. Longo as severance compensation under the Employment Agreement. In addition, any unvested equity awards will become fully exercisable, vested and non-forfeitable as defined in the Executive RSU agreement in footnote 4 below.

Covered salary is based on the highest annual rate of base pay paid to Mr. Longo. Covered bonus is based on a five-year average of bonuses paid to Mr. Longo (but in no event is greater than the target bonus for the year in which the termination or resignation takes place). RSUs were valued at the closing stock price on January 30, 2021 multiplied by the number of non-vested shares and do not include unearned PSUs. Mr. Longo had no unvested stock options outstanding on January 30, 2021. As of January 30, 2021, the number of non-vested RSUs considered in the calculation above for Mr. Longo was 53,897.

Under the Longo Severance Agreement, any severance payments shall be paid within thirty (30) days of the executive’s termination date or the Change in Control date, whichever is later. In addition, to the extent the executive has been granted equity compensation under the Company’s equity compensation plans, the executive’s interest in such awards would become fully exercisable, vested, and non-forfeitable as of the Change in Control date, to the extent not already exercisable or vested as of such date.

Payments that Mr. Longo has a right to receive under the Longo Severance Agreement would be limited if the total of all payments constituted an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code (Code). Any excess payments would be reduced to the largest amount that would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

(3) Mr. Longo also has a membership interest in an Earnout discussed in Note 3 - Acquisition, of our Annual Report on Form 10-K filed April 7, 2021. Pursuant to the Membership Interest and Warrant Purchase Agreement (Purchase Agreement) dated October 29, 2018, former members and warrant holders of City Gear are entitled to the second earnout payment of $15.0 million payable within 45 days after the finalization and receipt of the Company's audited consolidated financial statements for Fiscal 2021. Mr. Longo's share of the earnout payment is approximately 22.8%, or approximately $3.4 million of the second earnout payment. In addition to the change in control payments listed above, Mr. Longo’s membership interest in the contingent earnout pursuant to the Purchase Agreement, would fully vest on an Event of Acceleration (as defined in the Purchase Agreement).

(4) The Compensation Committee has adopted an Executive Restricted Stock Unit Award Agreement (Executive RSU Agreement) pursuant to the 2015 Plan. All of Mr. Longo’s, Mr. Volke’s and Mr. Briskin’s equity awards were granted pursuant to the Executive RSU Agreement. Mr. Quinn’s and Mr. Blahnik’s Fiscal 2021 equity awards were granted pursuant to the Executive RSU Agreement.

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Under the provisions of the Executive RSU Agreement, termination by reasons of death, disability, retirement or change in control (all as defined in the Executive RSU Agreement), results in an acceleration of the vesting of non-vested service-based and earned performance-based equity awards. Unearned performance-based equity awards may also accelerate but only upon certification of achievement by the Compensation Committee. None of our NEOs qualify for any retirement benefits under the Executive RSU Agreement.

RSUs were valued at the closing stock price on January 30, 2021 multiplied by the number of non-vested shares and do not include unearned PSUs. There were no unvested stock options outstanding on January 30, 2021. As of January 30, 2021, the number of non-vested RSUs considered for each NEO in the calculations above was:

NEO	Non-Vested RSUs
Mr. Longo	53,897
Mr. Volke	24,000
Mr. Briskin	49,457
Mr. Quinn	12,500
Mr. Blahnik	12,500

The value of accelerated equity awards in the event of a change in control event is reflected in the totals of footnote 2 for Mr. Longo and footnote 7 for Messrs. Volke, Briskin, Quinn and Blahnik. At January 30, 2021, only Mr. Briskin had outstanding performance-based equity awards which are not reflected in this table and whose value at January 30, 2021 was $285,073.

(5) In the event of death, each eligible NEO would be entitled to a life insurance payout of twice their base salary up to a maximum of $500,000 (or $500,000 each).

(6) We carry Accidental Death and Disability Benefits (AD&D Benefits) for eligible participants, which includes all our NEOs. AD&D Benefits for qualifying losses (as defined in our policy) in covered accidents or common carrier accidents are outlined below.

Loss	Covered Accident	Common Carrier Accident
Loss of life (a)	$500,000	$1,000,000
Loss of one member (hand, foot, or eye) (b)	$250,000	$500,000
Loss of two or more members (b)	$500,000	$1,000,000
Quadriplegia (b)	$500,000	$1,000,000
Paraplegia (b)	$250,000	$500,000
Hemiplegia (b)	$250,000	$500,000

(7) Under the Severance Agreement, if a covered executive’s employment is terminated by the Company without cause or by the executive for good reason within: (i) two years following a Change in Control (as defined in the Severance Agreement); or (ii) within a six-month period prior to a Change in Control if the executive’s termination or resignation is also directly related to or occurs in connection with a Change in Control, the Company shall pay the executive a severance payment in the amount equal to one and one half (1.5) times the sum of the executive’s covered salary and covered bonus. In addition, any unvested equity awards will become fully exercisable, vested and non-forfeitable as defined in the Executive RSU Agreement in footnote 4 above and in the Standard RSU Agreement in footnote 9 below.

Covered salary is based on the highest annual rate of base pay paid to each NEO. Covered bonus is based on a five-year average of bonuses paid to each NEO (but in no event is greater than the target bonus for the year in which the termination or resignation takes place).
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RSUs were valued at the closing stock price on January 30, 2021 multiplied by the number of non-vested shares and do not include unearned PSUs. There were no unvested stock options outstanding on January 30, 2021. As of January 30, 2021, the number of non-vested RSUs considered for each NEO in the calculations above was:

NEO	Non-Vested RSUs
Mr. Volke	24,000
Mr. Briskin	49,457
Mr. Quinn	28,270
Mr. Blahnik	25,480

Under the Severance Agreement, any severance payments shall be paid within thirty (30) days of the executive’s termination date or the Change in Control date, whichever is later. In addition, to the extent the executive has been granted equity compensation under the Company’s equity compensation plans, the executive’s interest in such awards would become fully exercisable, vested, and non-forfeitable as of the Change in Control date, to the extent not already exercisable or vested as of such date.

Payments that Messrs. Volke, Briskin, Quinn and Blahnik have a right to receive individually under the Severance Agreement would be limited if the total of all payments constituted an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code (Code). Any excess payments would be reduced to the largest amount that would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

(8) The estimated payout to Messrs. Briskin, Quinn and Blahnik is pursuant to the Retention Agreement which called for payment of one year of base salary and the acceleration of a special grant of 4,857 RSUs awarded under the Retention Agreement if the Company terminates the executive’s employment without Cause (as defined in the Retention Agreement) or the executive resigns for Good Reason (as defined in the Retention Agreement). As of January 30, 2021, half of the equity award, or 2,429 shares each, remained unvested.

(9) The Compensation Committee has adopted a Standard Restricted Stock Unit Award Agreement (Standard RSU Agreement) pursuant to the 2015 Plan. All of Mr. Quinn’s and Mr. Blahnik’s equity awards prior to Fiscal 2021 were granted pursuant to the Standard RSU Agreement.

Under the provisions of the Standard RSU Agreement, termination by reasons of death, disability, retirement or change in control (all as defined in the Standard RSU Agreement), results in an acceleration of the vesting of non-vested service-based equity awards. Mr. Quinn and Mr. Blahnik do not qualify for any retirement benefits under the Executive RSU Agreement.

RSUs were valued at the closing stock price on January 30, 2021 multiplied by the number of non-vested shares. There were no unvested stock options outstanding on January 30, 2021. As of January 30, 2021, the number of non-vested RSUs considered for each NEO in the calculations above was:

NEO	Non-Vested RSUs
Mr. Quinn	15,770
Mr. Blahnik	12,980

The value of accelerated equity awards in the event of a change in control event is reflected in the totals of footnote 7 for Mr. Quinn and Mr. Blahnik.

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Future Planning

In the fourth quarter of Fiscal 2021, the Compensation Committee engaged CAP, an independent compensation consultant to review the competitiveness of our compensation program for executives. The scope of the engagement included an analysis of our executive compensation program, including equity grant practices, against our peers and an analysis of our peer group. CAP met several times with Ms. Aggers, Chair of the Compensation Committee, and our Vice President of Human Resources, separately and together, as well as with the Compensation Committee as a whole. The Committee reviewed and analyzed the findings and adopted changes that will be implemented in the Fiscal 2022 compensation package to executive officers. The Compensation Committee believes these changes are relevant to our overall compensation philosophy and that the in-depth study performed by CAP provided useful guidance that can be used in determining executive compensation over the next few years.

For Fiscal 2022, the Compensation Committee established short-term (cash) and long-term (equity) incentive target bonuses and performance goals for its NEOs, consistent with historical practices. The Compensation Committee also elected to increase base pay compensation for our NEOs for Fiscal 2022. Base salaries for our NEOs for Fiscal 2022 were effective as of March 14, 2021.

The components of the compensation package to our current NEOs approved by our Compensation Committee for Fiscal 2022 are as follows:

		Short-Term				Total
		Incentive	Short-Term	Long-Term		Compensation
	Base	Target	Incentive	Incentive	Total Target	Percent to
NEO	Salary	Percentage	Dollars	Dollars	Compensation	Base Salary
Mr. Longo	$700,000	100%	$700,000	$1,000,000	$2,400,000	343%
Mr. Volke	$360,000	70%	$252,000	$300,000	$912,000	253%
Mr. Briskin	$425,000	75%	$318,750	$350,000	$1,093,750	257%
Mr. Quinn	$365,000	70%	$255,500	$300,000	$920,500	252%
Mr. Blahnik	$355,000	70%	$248,500	$300,000	$903,500	255%

Fiscal 2022 Short-Term Incentive (Cash Bonus)

The Company performance goal for Fiscal 2022 is based on EBIT and consistent with historical practices. The Compensation Committee believes that it is in the Company’s and our stockholders’ best interests to base all the NEO’s cash bonuses on Company performance. The bonus, based on the percentage of EBIT achieved in Fiscal 2022, can range from a payout of 0.0% to 200.0% of the target award.

Individual goals are used to evaluate executives annually and are considered in connection with the determination of base salary for each NEO. The performance appraisals for our Senior Vice Presidents are conducted by our CEO and the performance appraisal for our CEO is performed by the Compensation Committee. All the performance appraisals are reviewed by the Compensation Committee and considered when determining each NEOs compensation package. All incentive bonuses were established under the Bonus Plan.

Fiscal 2022 Long-Term Incentive (Equity Awards)

For Fiscal 2022, the Compensation Committee awarded a mix of performance-based and service-based restricted stock units. The performance-based units represent 60% of the overall equity award and will cliff vest in three years, if earned. The service-based units represent 40% of the overall equity award and will cliff vest in three years. The Compensation Committee redefined the fair value of equity awards to equal the closing price of our stock the day immediately preceding the date of grant. All awards were based on the closing price of our stock of $74.06 on
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March 19, 2022; the preceding business day of our date of grant of March 22, 2021. The Compensation Committee may exercise negative discretion on all performance-based awards.

Consistent with historical practices, the Compensation Committee approved a tiered structure for the award of performance-based restricted stock units for Fiscal 2022. The PSU awards are separated into two stand-alone grants, each based on a specific performance target. Half of the award is subject to a ROIC goal which equals the average ROIC over Fiscal 2022, Fiscal 2023 and Fiscal 2024. The remaining half is subject to the achievement of a cumulative EBIT goal for Fiscal 2022 through Fiscal 2024. The achievement or failure to achieve any of the goals does not affect the ability to achieve the other goal. For both awards, the percentage of units that vest depends on the percentage of each goal achieved at the end of the performance period and can range from 0.0% to 200.0% of the target award.

Chief Executive Officer (CEO) Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K, the SEC requires the Company to disclose annually:
(i) the median of the annual total compensation of all employees of the Company (excluding Mr. Longo);
(ii) the annual total compensation of Mr. Longo; and
(iii) the ratio of Mr. Longo’s annual total compensation to the median annual total compensation of all employees (excluding Mr. Longo).

Based on the methodology and material assumptions described below, we have estimated these amounts for Fiscal 2021 as follows:

Median annual total compensation of all employees (excluding Mr. Longo)	$5,706
Annual total compensation of Mr. Longo	$1,943,325
Ratio of Mr. Longo’s annual total compensation to median annual total compensation of all other employees	341:1

We identified our median employee from our employee population as of December 19, 2020 who had compensation in the 12-month period ended December 31, 2020. On that date, we had 10,867 employees, all of whom were employed in the United States. Of the 10,867 employees, approximately 64% were considered part-time or seasonal employees. To determine our median employee, we chose taxable compensation for federal income tax purposes (W-2 income) using our payroll records for the 12-month period ended December 31, 2020 as our consistently applied compensation measure (CACM).

We did not include the value of non-taxable Company-provided benefits such as medical and life insurance benefits in the determination of taxable compensation; nor did we annualize the compensation of full-time and part-time permanent employees who were employed on December 19, 2020 but did not work for us the entire fiscal year.

We sorted our employee population (excluding Mr. Longo) using this methodology and selected the employee with the median taxable compensation. Our median employee was a part-time store associate whose total annual compensation for Fiscal 2021 was $5,706.

We believe the pay ratio described above is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

In addition to the pay ratio required by the SEC’s rules, we are also providing a supplemental pay ratio that excludes all part-time, temporary and seasonal employees of the Company from the determination of our median employee and the calculation of the annual total compensation of our median employee. Our large population of part-time, temporary and seasonal employees has the effect of lowering the annual total compensation for our median
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employee. We believe that a pay ratio that uses only full-time employees as of December 19, 2020 (excluding Mr. Longo) for purposes of determining our median employee provides a more representative comparison of the Chief Executive Officer’s total compensation to the median employee’s annual total compensation.

We identified the median employee for purposes of the supplemental pay ratio using the same methodology as the required pay ratio. Applying this methodology to our full-time employees at December 19, 2020, we determined that our median employee in Fiscal 2021 was a full-time store associate with annual total compensation in the amount of $20,827. As a result, the ratio of the annual total compensation of the Chief Executive Officer for Fiscal 2021 to the median full-time employee’s total annual compensation for Fiscal 2021, was estimated to be 93:1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock as of March 22, 2021, by each person (or group with the meaning of Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than five percent of the Company’s common stock.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 1005	2,650,369	16.2%
FMR LLC(4) 245 Summer Street Boston, MA 02210	1,812,510	11.1%
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, TX 78746	1,271,801	7.8%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	1,174,828	7.2%
T. Rowe Price Associates, Inc.(7) 100 E. Pratt Street Baltimore, MD 21202	880,002	5.4%

(1) As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days of March 22, 2021. Any such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Unless otherwise noted, information in the table is based on Schedule 13G or 13G/A filings reporting beneficial ownership as of December 31, 2020.

(2) Percent of class is based on 16,380,052 shares of Company common stock outstanding at March 22, 2021.

(3) Shares over which BlackRock, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on January 25, 2021.

(4) Shares over which FMR LLC, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 8, 2021.

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(5) Shares over which Dimensional Fund Advisors LP, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 12, 2021.

(6) Shares over which The Vanguard Group, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 10, 2021.

(7) Shares over which T. Rowe Price Associates, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G filed with the SEC on February 16, 2021.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 22, 2021, by (i) each director or nominee (each of whom is currently a director), (ii) each of our current NEOs and (iii) all current directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Common Stock	Stock Equivalent Units	Options Exercisable Within 60 Days	Total Percent of Class
Jane F. Aggers	21,507	3,788	—	*
Ronald P. Blahnik	18,395	6,595	—	*
Jared S. Briskin	7,621	22,206	—	*
Anthony F. Crudele	25,539	—	—	*
Karen S. Etzkorn	—	9,104	—	*
Terrance G. Finley	—	—	45,150	*
Dorlisa K. Flur	500	7,935	—	*
James A. Hilt	—	5,832	24,823	*
Jamere Jackson	—	4,232	—	*
Michael E. Longo	30,000	11,666	—	*
Lorna E. Nagler	—	—	—	*
William G. Quinn	—	6,595	—	*
Robert J. Volke	—	8,000	—	*
Alton E. Yother	—	30,227	5,000	*
Other Executive Officers (2 Persons)	4,779	7,881	—	*
All Directors and Executive Officers as a Group (16 Persons)	108,341	124,061	74,973	1.9%
* Less than one percent (1.0%)

(1) As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. Total percent of class is based on 16,380,052 shares of Company common stock outstanding at March 22, 2021. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days of March 22, 2021 and includes stock equivalent units with vest dates within 60 days of March 22, 2021.

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DELINQUENT SECTION 16(a) REPORTS, RELATED PERSON TRANSACTIONS AND LEGAL PROCEEDINGS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, certain of our officers, and persons who beneficially own more than 10% of the Company’s common stock to file reports of stock ownership and changes in ownership (Forms 3, 4 and 5) in Hibbett Sports, Inc. shares with the SEC. Based solely upon a review of copies of Forms 3, 4 and 5 for the fiscal year ended January 30, 2021, we believe that all our executive officers, Directors, greater than 10% beneficial owners, and other Section 16 officers complied with all filing requirements on a timely basis, except for the Form 4’s filed by Mr. Briskin on March 19, 2020 and four of our Section 16 officers which included Messrs. Briskin, Blahnik and Quinn and David M. Benck, our SVP General Counsel, on June 19, 2020. All were inadvertently filed late due to administrative oversight.

Related Person Transactions

We have written procedures in place to identify material related party transactions, including a quarterly survey of senior management and other key employees. Potential related party transactions and relationships are evaluated quantitatively and qualitatively. Quarterly, as part of our Sarbanes-Oxley compliance, we consider all potential related party transactions and potential conflicts of interest. Information is gathered and maintained by our Vice President and Chief Accounting Officer and is communicated quarterly to the Audit Committee. Annually, a detailed Director and Officer’s (D&O) Questionnaire, is prepared and distributed to all Directors and executive officers. The D&O Questionnaire is certified by the Director or executive officer and reviewed by our General Counsel and/or Company counsel.

As prescribed in their Board-approved charter, the Audit Committee is responsible for reviewing and approving all related party transactions that are required to be disclosed under Item 404 of Regulation S-K. In addition, the Audit Committee and Board review related party transactions to ensure that prescribed levels of materiality are not violated, and independent judgment is not adversely affected.

The Company leases one store under a lease arrangement with AL Florence Realty Holdings 2010, LLC, a wholly owned subsidiary of Books-A-Million, Inc. (BAMM). One of our Directors, Terrance G. Finley is an executive officer of BAMM. Minimum annual lease payments are $0.1 million, if not in co-tenancy, and the lease termination date is February 2022. In Fiscal 2021, Fiscal 2020 and Fiscal 2019, minimum lease payments were $0.1 million. Minimum lease payments remaining under this lease at January 30, 2021 and February 1, 2020 were $0.1 million and $0.2 million, respectively.

The Company honored certain contracts in place for its wholly owned subsidiary, City Gear, LLC, upon acquisition. The following listing represents those contracts of which Michael E. Longo, the Company's President and CEO, has an interest in, either directly or indirectly.

Memphis Logistics Group (MLG)
MLG provides logistics and warehousing services to City Gear. Mr. Longo owned a majority interest in MLG and the initial contract term was effective through June 2020 but has been extended to June 2021. Effective January 29, 2021, Mr. Longo fully divested his ownership interest in MLG and he no longer has any involvement with its management. In Fiscal 2021 and Fiscal 2020, payments to MLG under the contract were $7.9 million and $7.2 million, respectively. The amount outstanding to MLG at January 30, 2021 and February 1, 2020 was $0.3 million and $0.5 million, respectively, and is included in accounts payable on our consolidated balance sheets.

T.I.G. Construction (TIG)
TIG historically performed the majority of new store and store remodel construction for City Gear and is owned by a close relative of Mr. Longo. In Fiscal 2021 and Fiscal 2020, payments to TIG for their services were $6.1 million and $3.8 million, respectively. The amount outstanding to TIG at January 30, 2021 and February 1, 2020 was $26,000 and $0.1 million, respectively, and is included in accounts payable on our consolidated balance sheets.

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Merchant's Capital (MC)
Merchant's Capital owns the office building where City Gear had its corporate offices in Memphis, Tennessee. Mr. Longo is a 33.3% partner in MC. The initial lease term ended on December 31, 2019 but was extended to April 30, 2020 to allow for the transition of City Gear's corporate office to the Company's Birmingham, Alabama location. In Fiscal 2021 and Fiscal 2020, minimum lease payments to MC were $0.1 million and $0.3 million, respectively. There were no minimum payments remaining under this lease at January 30, 2021 and there were no amounts outstanding to MC at January 30, 2021 or February 1, 2020.

In addition to the related party interests listed above, Mr. Longo also has a membership interest in the Earnout discussed in Note 3 - Acquisition, in our Annual Report on Form 10-K filed April 7, 2021. Pursuant to the Purchase Agreement and based on Fiscal 2020 financial results, former members and warrant holders of City Gear were entitled to and were paid the first earnout payment of $10.0 million on June 1, 2020. Based on Fiscal 2021 financial results, former members and warrant holders of City Gear are entitled to the second earnout payment of $15.0 million payable within 45 days after the finalization and receipt of the Company's audited consolidated financial statements for Fiscal 2021. Mr. Longo's share of any earnout payment is approximately 22.8% or approximately $2.3 million of the initial earnout payment and approximately $3.4 million of the second earnout payment.

The Board of Directors has determined that the relationships described above do not prejudice the independence of Mr. Finley or Mr. Longo as defined by the listing standards of the Nasdaq Stock Market. The Company did not have any loans or extensions of credit outstanding to any of its Directors or executive officers during Fiscal 2021.

Legal Proceedings

As of the date of this filing, we are not aware of any pending legal proceedings in which any of our executive officers or members of our Board of Directors may have a material interest adverse to the Company.

AUDIT MATTERS

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and internal audit function of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. The Audit Committee appoints and oversees the qualifications of the Company’s independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s system of internal control over financial reporting included in the Annual Report on Form 10-K with management and with the independent registered public accounting firm. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB).

In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and our Company. The Audit Committee has received all written disclosures and letters from Ernst & Young LLP required by the PCAOB and discussed with Ernst & Young LLP their independence. The Audit Committee also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

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The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee of the Company’s Board of Directors:

Alton E. Yother, Chair;
Jane F. Aggers, Karen S. Etzkorn, Dorlisa K. Flur and Jamere Jackson

The Audit Committee report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Change of Independent Public Accounting Firm

As previously reported on the Company’s Current Report on Form 8-K, dated July 7, 2020, the Audit Committee conducted an evaluation to determine the Company’s independent registered public accounting firm for the Company’s fiscal year ending January 30, 2021. Several firms were invited to participate in this process, including KPMG LLP (KPMG), which served as the Company’s independent registered public accounting firm since 2002.
On July 3, 2020, the Audit Committee approved the engagement of E&Y as our independent registered public accounting firm for the fiscal year ending January 30, 2021, and approved the dismissal of KPMG, which dismissal was effective as of July 3, 2020.

The reports of KPMG on the Company’s consolidated financial statements as of February 1, 2020 and February 2, 2019, and the report of KPMG on the effectiveness of internal control over financial reporting as of February 1, 2020 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report on the Company’s consolidated financial statements as of and for the years ended February 1, 2020 and February 2, 2019, contained a separate paragraph indicating that as discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for leases as of February 3, 2019, due to the adoption of Accounting Standards Update 2016-02, Topic 842, Leases.

During the fiscal years ended February 1, 2020 and February 2, 2019, and the subsequent interim period through July 3, 2020, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in its report or (ii) “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

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Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed by E&Y and KPMG for professional services rendered in connection with the integrated audit of our annual consolidated financial statements set forth in our Annual Reports on Form 10-K for the fiscal years ended January 30, 2021 and February 1, 2020, and the review of our quarterly condensed consolidated financial statements set forth in our Quarterly Reports on Form 10-Q for each of our quarters during the two fiscal years then ended:

	Fiscal 2021		Fiscal 2020
	E&Y	KPMG	E&Y	KPMG
Audit fees(1)	$851,000	$209,000	$—	$1,474,885
Audit-related fees(2)	28,000	25,000	—	66,347
Tax fees(3)	—	—	—	—
All other fees(4)	1,500	—	—	—
Total fees	$880,500	$234,000	$—	$1,541,232

(1) Audit Fees. Audit fees represent fees and out-of-pocket expenses for professional services provided in connection with the audit of our consolidated financial statements, including audit of the internal control over financial reporting, the review of our quarterly condensed consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Included in audit fees for KPMG in Fiscal 2020 is $100,000 that had not been billed to us before the filing of the 2020 Proxy Statement.

(2) Audit-Related Fees. Audit-related fees represent fees for assurance and related services that are traditionally performed by the independent registered public accounting firm, including fees related to employee benefit plan audits.

(3) Tax Fees. Tax fees typically include fees in the areas of tax compliance, tax planning and tax consultation. We do not generally request such services from our independent registered public accounting firm.

(4) All Other Fees. Other fees paid to E&Y in Fiscal 2022 consisted of an online subscription service. No other fees were paid to KPMG for the fiscal years ended January 30, 2021 and February 1, 2020.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for approving services and fees and overseeing the work of the independent registered public accounting firm (Auditors). The Audit Committee has established pre-approval policies and procedures for all audit and permissible non-audit services provided by the Auditors.

Prior to engagement of the Auditors for the next year’s audit, a list of services and related fees expected during that year is presented to the Audit Committee for approval. The Audit Committee pre-approves these services. During the year, circumstances may arise when it may become necessary to engage the Auditors for additional services not contemplated in the original pre-approved budget. In those instances, the Audit Committee requires specific pre-approval before engaging the Auditors. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the services rendered by our Auditors during our most recent fiscal year are compatible with maintaining their independence. Our Auditors did not perform any services that were not related to audit functions.

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PROPOSAL NUMBER 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We seek stockholder input into the selection of the independent registered public accounting firm (Independent Auditors). The firm of E&Y has been selected by the Audit Committee to be our Independent Auditors for Fiscal 2022.

Although we are not required to seek stockholder approval of this selection, the Board has determined it to be sound corporate governance practice to submit the selection of the Independent Auditors to a non-binding vote of our stockholders. The results of such vote could provide the Audit Committee with useful information about stockholder views on the Audit Committee’s choice of the Independent Auditors. If our stockholders disapprove of the selection of E&Y, the Audit Committee will investigate the possible basis for the negative vote and will reconsider the selection of E&Y. Even if the selection of E&Y is ratified, the Audit Committee, in its discretion, may still direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company.

Accordingly, we present the following advisory proposal for stockholder approval:

“Resolved, that the stockholders ratify the selection of E&Y as the Company’s Independent Auditors for Fiscal 2022.”

Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire. The Audit Committee selected E&Y as our Independent Auditors for Fiscal 2022 at their March 2, 2021 meeting.

Vote Required

The proposed resolution will be deemed approved at the meeting, so long as a quorum is present, if it receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions shall have the effect of a vote against the proposal. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF E&Y LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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PROPOSAL NUMBER 3

APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The Company asks that you cast an advisory vote FOR the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K on pages 37 to 67.

The Board of Directors is asking you to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Hibbett Sports, Inc. (Company) approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in the Proxy Statement for the 2021 Annual Meeting of the Company’s stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The Compensation Discussion and Analysis, beginning on page 37, describes the Company’s executive compensation programs and the compensation decisions made by the Compensation Committee and the Board of Directors in Fiscal 2021 with respect to the Chief Executive Officer and the other officers named in the Summary Compensation Table on page 51 (referred to as the “Named Executive Officers”). As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Compensation,” the key principle underlying the Compensation Committee’s compensation philosophy is pay-for-performance. We believe basing incentive payments on Company performance goals that are both short-term and long-term, promotes strong and consistent performance year after year.

For this reason, the Board is asking you to support this proposal. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the voting results in their entirety and take them into consideration when making future decisions regarding executive compensation.

Approval

So long as a quorum is present, the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required to approve this non-binding proposal. Abstentions shall have the effect of a vote against the proposal. Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the proposal and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

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OTHER BUSINESS

Our Board knows of no other matters to be brought before the 2021 Annual Meeting other than as described in this Proxy Statement. However, if any other matters are properly brought before the meeting, the proxies named on the proxy card, or their substitutes, if any, will vote in accordance with their best judgment on such matters.

Submission of Stockholder Proposals for the 2021 Annual Meeting of Stockholders

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2022 Annual Meeting of Stockholders? To be included in our Proxy Statement for the 2022 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be received at our corporate offices no later than December 22, 2021.

How can stockholders submit proposals to be raised at the 2022 Annual Meeting that will not be included in our Proxy Statement for the 2021 Annual Meeting? To be raised at the 2022 Annual Meeting, stockholder proposals must comply with our Bylaws. Our Bylaws provide that written notice of a stockholder proposal (other than a nomination proposal) must be received not less than 120 days, nor more than 150 days before the first anniversary of the date of the Company’s Proxy Statement in connection with the prior Annual Meeting of Stockholders. Since this Proxy Statement is being made available to you on or about April 16, 2021, stockholder proposals must be received at our principal executive offices between November 22, 2021 and December 22, 2021 in order to be raised at our 2022 Annual Meeting (assuming the date of such meeting does not change by more than 30 days from the anniversary date of this year’s Annual Meeting).

What if the date of the 2022 Annual Meeting is advanced or delayed by a certain period of time after the anniversary of this year’s Annual Meeting? Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2022 Annual Meeting changes by more than 30 days from the anniversary date of this year’s Annual Meeting, to be included in next year’s Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

However, under our Bylaws, if the date of the 2022 Annual Meeting has changed by more than 30 days prior to the anniversary date of this year’s Annual Meeting, stockholder proposals to be brought before the 2022 Annual Meeting must be delivered not less than 90 days before the date of the 2022 Annual Meeting.

Does a stockholder proposal require specific information? In accordance with our Bylaws, each written notice related to stockholder proposals must contain a complete list of all matters intended to be brought before the meeting. In addition, a brief description of any proposal, and the complete text of any resolutions to be presented, including the reasons for making a proposal must be contained in the notice. Certain informational requirements regarding proposing stockholders and any beneficial owner on whose behalf a stockholder proposal is made must also be included. Please refer to our Bylaws, which were filed as Exhibit 3.1 to our Current Report on Form 8-K on June 1, 2020, for a more detailed description regarding these procedures.

Can stockholders make nominations for the election of directors? Nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors generally, provided that the notice requirements contained in our Bylaws are met. For the 2022 Annual Meeting, written notice regarding such nominations must be made at least 120 days in advance of such meeting. Certain informational requirements regarding nominating stockholders and any beneficial owner on whose behalf a nomination is made will apply. Stockholder nominee information must be provided, including, but not limited to, that which would be required by the federal securities laws in connection with the solicitation of proxies and any related party transactions or arrangements occurring within the past three years that each nominee has had or has with the nominating stockholder or any beneficial owner on whose behalf the nomination is made. Please refer to our Bylaws, which were filed as Exhibit 3.1 to our Current Report on Form 8-K on June 1, 2020, for a more detailed list of the requirements related to the submission of stockholder nominations.

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above? If we receive notice of a matter to come before the 2022 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before the
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2022 Annual Meeting. If such matter is brought before that meeting, then our proxy card for such meeting will confer discretionary authority upon the named proxies to vote on such matter.

Where should stockholder proposals be sent? Stockholder proposals (including those related to nominations) should be sent to Elaine V. Rodgers, Corporate Secretary, at our corporate offices located at 2700 Milan Court, Birmingham, Alabama 35211 by the appropriate deadlines set forth above.

Availability of Annual Report on Form 10-K

This Proxy Statement is being made available to stockholders together with our Annual Report on Form 10-K for the fiscal year ended January 30, 2021, as filed with the SEC, and is further available upon request of any stockholder. The exhibits to the Form 10-K will be furnished upon request and payment of the cost of reproduction. Such written request should be directed to Investor Relations, 2700 Milan Court, Birmingham, Alabama 35211. Our SEC filings are also available on our website at hibbett.com under the heading “Investor Relations.”

By Order of the Board of Directors,

Elaine V. Rodgers
Secretary

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APPENDIX A

NON-GAAP FINANCIAL MEASURES

Reconciliations of Non-GAAP financial measures. The following tables provide reconciliations of our consolidated statement of operations for the fifty-two week periods ended January 30, 2021 and February 1, 2020, each as reported on a GAAP basis, to a statement of operations for the same period prepared on a non-GAAP basis.

GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts) (Unaudited)

	52-Week Period Ended January 30, 2021
		Excluded Amounts
	GAAP Basis (As Reported)	Acquisition Costs(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)	% of Sales
Cost of goods sold	$915,169	$—	$3,043	$912,126	64.2%
Gross margin	$504,488	$—	$3,043	$507,531	35.8%
Store operating, selling and administrative expenses	$356,856	$4,608	$15,743	$336,505	23.7%
Goodwill impairment	$19,661	$—	$19,661	$—	—%
Operating income	$98,388	$4,608	$38,447	$141,443	10.0%
Provision for income taxes	$23,686	$1,394	$11,645	$36,725	2.6%
Net income	$74,266	$3,214	$26,802	$104,282	7.3%

Basic earnings per share	$4.49	$0.19	$1.62	$6.30
Diluted earnings per share	$4.36	$0.19	$1.57	$6.12

1) Excluded acquisition amounts during the 52-week period ended January 30, 2021, related to the acquisition of City Gear, LLC, consist primarily of change in the valuation of contingent earnout and accounting and professional fees.
2) Excluded amounts during the 52-week period ended January 30, 2021, related to the COVID-19 pandemic, consist primarily of net non-cash lower of cost or net realizable value reserve charges in cost of goods sold and impairment costs (goodwill, tradename and other assets) in store operating, selling and administrative expenses.

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	52-Week Period Ended February 1, 2020
		Excluded Amounts
	GAAP Basis (As Reported)	Acquisition Costs(1)	Strategic Realignment(2)	Non-GAAP Basis (As Adjusted)	% of Sales
Cost of goods sold	$800,783	$956	$(1,120)	$800,947	67.6%
Gross margin	$383,451	$956	$(1,120)	$383,287	32.4%
Store operating, selling and administrative expenses	$318,011	$17,432	$2,031	$298,548	25.2%
Operating income	$36,117	$18,388	$911	$55,416	4.7%
Provision for income taxes	$8,984	$4,547	$225	$13,756	1.2%
Net income	$27,344	$13,841	$686	$41,871	3.5%

Basic earnings per share	$1.54	$0.78	$0.04	$2.36
Diluted earnings per share	$1.52	$0.77	$0.04	$2.33

1) Excluded acquisition amounts during the 52-week period ended February 1, 2020, related to the acquisition of City Gear, LLC consist primarily of the amortization of inventory step-up in cost of goods sold and change in the valuation of contingent earnout, legal, accounting and professional fees in store operating, selling and administrative expenses.
2) Excluded strategic realignment amounts during the 52-week period ended February 1, 2020, related to our accelerated store closure plan, consist primarily of gain on operating leases net of accelerated amortization on right-of-use assets in cost of goods sold and professional fees, impairment costs and loss on fixed assets in store operating, selling and administrative expenses.

About Non-GAAP Measures

This Proxy Statement, along with our Annual Report, includes certain non-GAAP financial measures, including adjusted net income, earnings per share, gross margin and SG&A expenses and operating income as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations and the financial results of peer companies, as they exclude the effects of items that may not be indicative of, or are unrelated to, our underlying operating results, such as expenses related to the COVID-19 pandemic in Fiscal 2021, the acquisition and integration of City Gear in both Fiscal 2021 and Fiscal 2020, and our accelerated store closure plan in Fiscal 2020. Costs related to the COVID-19 pandemic include impairment charges of goodwill, tradename and other assets and net lower of cost or net realizable value (LCM) inventory reserve charges and were specific to Fiscal 2021. Costs related to acquisition and integration of City Gear include amortization of inventory step-up value, professional service fees, changes in the valuation of the contingent earnout, and legal and accounting fees and expenses. Costs related to the strategic realignment plan included lease and equipment impairment costs, third party liquidation fees, store exit costs, and residual net lease costs.
While we use these non-GAAP financial measures as a tool to enhance our ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

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